As filed with the Securities and Exchange Commission on March 30, 1999
                                                   Registration No. 333-______
==============================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                              ---------------
                                 FORM S-3
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933
                              ---------------
                     MORGAN STANLEY DEAN WITTER & CO.
          (Exact name of registrant as specified in its charter)

              DELAWARE                               36-3145972
    (State or other jurisdiction       (I.R.S. Employer Identification Number)
 of incorporation or organization)

                              ---------------
                               1585 Broadway
                         New York, New York 10036
                              (212) 761-4000
            (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)
                              ---------------
                        Christine A. Edwards, Esq.
                   Executive Vice President, Chief Legal
                           Officer and Secretary
                     Morgan Stanley Dean Witter & Co.
                               1585 Broadway
                         New York, New York 10036
                              (212) 761-4000
         (Name, address, including zip code, and telephone number,
                including area code, of agent for service)
                              ---------------
                                Copies To:
  Joseph W. Armbrust, Esq.                            John M. Brandow, Esq.
      Brown & Wood LLP                                Davis Polk & Wardwell
   One World Trade Center                             450 Lexington Avenue
  New York, New York 10048                          New York, New York 10017
                              ---------------


               Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
               If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
               If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
               If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
               If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                        CALCULATION OF REGISTRATION FEE
===================================================================================================================================
  Title of each class of             Amount to                Proposed maximum             Proposed maximum            Amount of
securities to be registered        be registered       offering price per security(1) aggregate offering price(1)  registration fee
-----------------------------------------------------------------------------------------------------------------------------------
Debt Securities..............
Warrants (2).................
Preferred Stock (3)..........  $12,000,000,000 (7)(8)               100%                    $12,000,000,000           $3,336,000
Depositary Shares (4)........
Purchase Contracts (5).......
Units (6)....................
===================================================================================================================================
(1) Estimated solely for purposes of calculating the registration fee.
(2) There are being registered hereby such indeterminate number of Warrants as may be issued at indeterminate prices.  Such Warrants may be issued together with any Debt Securities or Purchase Contracts or both.
    Warrants may be exercised to purchase Debt Securities registered hereby or to purchase or sell (i) securities of an entity unaffiliated with the Registrant, a basket of such securities, an index or indices of such securities or any combination of the above, (ii) currencies or
    (iii) commodities.
(3) There are being registered hereby such indeterminate number of shares of
    Preferred Stock as may from time to time be issued at indeterminate prices.
(4) There are being registered hereby such indeterminate number of Depositary
    Shares as may be issued in the event that the Registrant elects to offer fractional or multiple interests in shares of the Preferred Stock registered hereby.
(5) There are being registered hereby such indeterminate number of Purchase
    Contracts as may be issued at indeterminate prices.  Such Purchase
    Contracts may be issued together with any Debt Securities or Warrants or both.  Purchase Contracts may require the holders thereof to purchase or sell (i) securities of an entity unaffiliated with the
    Registrant, a basket of such securities, an index or indices of such securities or any combination of the above, (ii) currencies or (iii)
    commodities.
(6) There are being registered hereby such indeterminate number of Units as may be issued at indeterminate prices.  Units may consist of one or more Purchase Contracts, Warrants and Debt Securities or any combination of the above.
(7) This registration statement also relates to offers and sales of Debt
    Securities, Warrants, Preferred Stock, Depositary Shares, Purchase
    Contracts and Units (collectively, "Securities") in connection with market-making transactions by and through affiliates of the Registrant
    (subject, with respect to Preferred Stock and Depositary Shares, to approval of the New York Stock Exchange, Inc. in connection with market-making transactions by and through Morgan Stanley & Co.
    Incorporated and Dean Witter Reynolds Inc.).
(8) Or, if any Debt Securities are issued at an original issue discount, such greater amount as shall result in aggregate net proceeds not in excess of $12,000,000,000 to the Registrant or, if any Securities are issued with an offering price payable in a foreign currency, such amount as shall result in an aggregate initial offering price equivalent to
    $12,000,000,000 at the time of initial offering.


               The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission (the "Commission"), acting pursuant to Section 8(a), may determine.

               Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act, the Prospectus which is a part of this registration statement is a combined Prospectus relating also to $5,721,843,684 of securities registered and remaining unissued under registration statement no. 333-46935 previously filed by the Registrant and declared effective by the Commission.

==============================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


PROSPECTUS (Subject to Completion, Issued March 30, 1999)



                              $17,721,843,684
                     Morgan Stanley Dean Witter & Co.
                              DEBT SECURITIES
                                   UNITS
                                 WARRANTS
                            PURCHASE CONTRACTS
                              PREFERRED STOCK

                                -----------

               We, Morgan Stanley Dean Witter & Co., may offer from time to time debt securities, units, warrants, purchase contracts and preferred stock. This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities.

                                -----------

               The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                -----------









                        MORGAN STANLEY DEAN WITTER

              , 1999



You should rely only on the information we incorporate by reference or provide in this prospectus or the relevant prospectus supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. Except as we indicate under the headings "Morgan Stanley Dean Witter" and "Use of Proceeds," the terms "MSDW," "we," "us," and "our" refer to Morgan Stanley Dean Witter & Co.



                                  SUMMARY

We, Morgan Stanley Dean Witter & Co., may offer any of the following securities: debt securities, units, warrants, purchase contracts and preferred stock. The following summary describes these securities in general terms only. You should read the summary together with the more detailed information contained in the rest of this prospectus and the applicable prospectus supplement.

Debt Securities.....................   Our debt securities may be senior or
                                       subordinated in priority of payment.
                                       We will provide a prospectus supplement
                                       that describes the ranking, whether
                                       senior or subordinated, the specific
                                       designation, the aggregate principal
                                       amount, the purchase price, the
                                       maturity, the redemption terms, the
                                       interest rate or manner of calculating
                                       the interest rate, the time of payment
                                       of interest, if any, the  terms for any
                                       conversion or exchange, including the
                                       terms relating to the adjustment of any
                                       conversion or exchange mechanism, the
                                       listing, if any, on a securities
                                       exchange and any other specific terms
                                       of the debt securities.

                                       The senior and subordinated debt
                                       securities will be issued under
                                       separate indentures between us and a
                                       U.S. banking institution as trustee.
                                       Neither of the indentures that govern
                                       our debt securities limits the amount
                                       of additional indebtedness that we or
                                       any of our subsidiaries may incur. We
                                       have summarized the general features of
                                       the indentures under the heading
                                       "Description of Debt Securities."  We
                                       encourage you to read the indentures,
                                       which are exhibits to our registration
                                       statement No. 333-      .

Units...............................   We may sell any combination of our debt
                                       securities, warrants and purchase
                                       contracts together as units.  In a
                                       prospectus supplement, we will describe
                                       the particular combination of purchase
                                       contracts, warrants and debt securities
                                       constituting any units and any other
                                       specific terms of the units.

Warrants............................   We may sell two types of warrants:

                                       o  warrants to purchase our debt
                                          securities, or

                                       o  universal warrants to purchase or
                                          sell (1) securities of ours or of an
                                          entity not affiliated with us, a
                                          basket of these securities, an index
                                          or indices of these securities or
                                          any combination of the above, (2)
                                          currencies or (3) commodities.

                                       In a prospectus supplement, we will
                                       specify the type of warrant and inform
                                       you of the exercise price and other
                                       specific terms of the warrants,
                                       including whether our or your
                                       obligations, if any, under any
                                       universal warrants may be satisfied by
                                       delivering or purchasing the underlying
                                       securities, currencies or commodities,
                                       or their cash value.

Purchase Contracts..................   We may sell purchase contracts
                                       requiring the holders to purchase or
                                       sell (1) securities of ours or of an
                                       entity not affiliated with us, a basket
                                       of these securities, an index or
                                       indices of these securities or any
                                       combination of the above, (2)
                                       currencies or (3) commodities.  In a
                                       prospectus supplement, we will describe
                                       the specific terms of the purchase
                                       contracts, including whether we will
                                       satisfy our obligations, if any, or you
                                       will satisfy your obligations, if any,
                                       under any purchase contracts by
                                       delivering the underlying securities,
                                       currencies or commodities or their cash
                                       value.

Form................................   We may issue debt securities, units,
                                       warrants and purchase contracts in
                                       fully registered form or in bearer form
                                       and, in each case, in definitive form
                                       or global form.

Preferred Stock.....................   We may sell our preferred stock, par
                                       value $0.01 per share, in one or more
                                       series.  In a prospectus supplement, we
                                       will describe the specific designation,
                                       the aggregate number of shares offered,
                                       the dividend rate or manner of
                                       calculating the dividend rate, the
                                       dividend periods or manner of
                                       calculating the dividend periods, the
                                       stated value of the shares of the
                                       series, the voting rights of the shares
                                       of the series, whether or not and on
                                       what terms the shares of the series
                                       will be convertible or exchangeable,
                                       whether and on what terms we can redeem
                                       the shares of the series, whether we
                                       will offer depositary shares
                                       representing shares of the series and
                                       if so, the fraction or multiple of a
                                       share of preferred stock represented by
                                       each depositary share, whether we will
                                       list the preferred stock or depositary
                                       shares on a securities exchange and any
                                       other specific terms of the series of
                                       preferred stock.

Terms Specified in
Prospectus Supplements..............   When we decide to sell particular
                                       securities, we will prepare a
                                       prospectus supplement describing the
                                       securities offering and the specific
                                       terms of the securities.  You should
                                       carefully read this prospectus and the
                                       applicable prospectus supplement.

                                       We will offer our debt securities,
                                       warrants, purchase contracts, units and
                                       preferred stock to investors on terms
                                       determined by market and other
                                       conditions.  Our securities may be sold
                                       for U.S. dollars or foreign currency.
                                       Principal of and any premium or
                                       interest on debt securities and cash
                                       amounts payable under warrants or
                                       purchase contracts may be payable in
                                       U.S. dollars or foreign currency, as we
                                       specifically designate in the related
                                       prospectus supplement.

                                       In any prospectus supplement we
                                       prepare, we will provide the name of
                                       and compensation to each dealer,
                                       underwriter or agent, if any, involved
                                       in the sale of the securities being
                                       offered and the managing underwriters
                                       for any securities sold to or through
                                       underwriters. Any underwriters,
                                       including managing underwriters,
                                       dealers or agents in the United States
                                       will include Morgan Stanley & Co.
                                       Incorporated and/or Dean Witter
                                       Reynolds Inc. and any outside the
                                       United States will include Morgan
                                       Stanley & Co. International Limited or
                                       other affiliates of ours.

Structural Subordination; Our Receipt
of Cash from Our Subsidiaries
May be Restricted...................   The securities are unsecured senior or
                                       subordinated obligations of ours, but
                                       our assets consist primarily of equity
                                       in our subsidiaries.  As a result, our
                                       ability to make payments on our debt
                                       securities and/or pay dividends on our
                                       preferred stock depends upon our
                                       receipt of dividends, loan payments and
                                       other funds from our subsidiaries.  In
                                       addition, if any of our subsidiaries
                                       becomes insolvent, the direct creditors
                                       of that subsidiary will have a prior
                                       claim on its assets, and our rights and
                                       the rights of our creditors, including
                                       your rights as an owner of our debt
                                       securities, units, warrants, purchase
                                       contracts or preferred stock, will be
                                       subject to that prior claim, unless we
                                       are also a direct creditor of that
                                       subsidiary.  This subordination of
                                       creditors of a parent company to prior
                                       claims of creditors of its subsidiaries
                                       is commonly referred to as structural
                                       subordination.

                                       In addition, various statutes and
                                       regulations restrict some of our
                                       subsidiaries from paying dividends or
                                       making loans or advances to us.  These
                                       restrictions could prevent those
                                       subsidiaries from paying the cash to us
                                       that we need in order to pay you.
                                       These restrictions include:

                                       o  the net capital requirements under
                                          the Securities Exchange Act of 1934,
                                          and the rules of some exchanges and
                                          other regulatory bodies, which apply
                                          to some of our principal
                                          subsidiaries, such as Morgan Stanley
                                          & Co. Incorporated, Morgan Stanley &
                                          Co. International Limited and Dean
                                          Witter Reynolds Inc., and

                                       o  banking regulations, which apply to
                                          Greenwood Trust Company, a Delaware
                                          chartered bank, and other bank
                                          subsidiaries of ours.

Market-making by Our Affiliates.....   Following the initial distribution of
                                       an offering of securities, Morgan
                                       Stanley & Co. Incorporated, Morgan
                                       Stanley & Co. International Limited,
                                       Dean Witter Reynolds Inc. and other
                                       affiliates of ours may offer and sell
                                       those securities in the course of their
                                       businesses as broker-dealers, subject,
                                       in the case of preferred stock and
                                       depositary shares, to obtaining any
                                       necessary approval of the New York
                                       Stock Exchange, Inc. for any of these
                                       offers and sales our United States
                                       affiliates may make.  Morgan Stanley &
                                       Co. Incorporated, Morgan Stanley & Co.
                                       International Limited, Dean Witter
                                       Reynolds Inc. and other affiliates of
                                       ours may act as a principal or agent in
                                       these transactions.  This prospectus
                                       and the applicable prospectus
                                       supplement will also be used in
                                       connection with those transactions.
                                       Sales in any of those transactions will
                                       be made at varying prices related to
                                       prevailing market prices and other
                                       circumstances at the time of sale.



                    WHERE YOU CAN FIND MORE INFORMATION

               We file annual reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Please call the SEC at 1-800-SEC-0300 for further information on the public reference room. In addition, the SEC maintains a Website that contains reports, proxy statements and other information that we electronically file. The address of the SEC's Website is http://www.sec.gov.

               This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

               Our common stock, par value $0.01 per share, is listed on the New York Stock Exchange, Inc. and the Pacific Exchange, Inc. under the symbol "MWD." You may inspect reports, proxy statements and other information concerning us and our consolidated subsidiaries at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and the Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104 or 233 South Beaudry Avenue, Los Angeles, California 90012.

               The SEC allows us to incorporate by reference much of the information we file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete our offering of the securities to be issued under the registration statement or, if later, the date on which any of our affiliates cease offering and selling these securities:

               (a) Annual Report on Form 10-K for the fiscal year ended November 30, 1998; and

               (b) Current Reports on Form 8-K dated January 7, 1999, January 19, 1999 and March 25, 1999.

               You can request a copy of these documents, excluding exhibits, at no cost, by writing or telephoning us at the following address:

             Morgan Stanley Dean Witter & Co.
             1585 Broadway
             New York, New York 10036
             Attention: Investor Relations
             (212) 762-8131

               We have not submitted and will not submit any document incorporated or deemed to be incorporated by reference in this prospectus for review under the clearance procedures of the Commission des Operations de Bourse of the Paris Bourse, except as required in connection with the listing of any securities on the Paris Bourse.


             CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
        AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

               The following table sets forth our consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for the periods indicated. The fiscal year information for 1996, 1995 and 1994 combines the historical financial information of Dean Witter, Discover & Co. for the years ended December 31, 1996, 1995 and 1994 with the historical financial information of Morgan Stanley Group Inc. for the fiscal years ended November 30, 1996, 1995 and 1994. Subsequent to the merger between Dean Witter, Discover & Co. and Morgan Stanley Group Inc., in May 1997, we adopted a fiscal year end of November 30. The fiscal year information for 1998 and 1997 reflects the change in fiscal year end.

                                                      Fiscal Year
                                            --------------------------------
                                            1998   1997   1996   1995   1994
                                            ----   ----   ----   ----   ----
Ratio of earnings to fixed charges........   1.4    1.4    1.3    1.3    1.3
Ratio of earnings to fixed charges and
  preferred stock dividends...............   1.4    1.4    1.3    1.3    1.3


               For purposes of calculating the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends, earnings are the sum of:

               o pre-tax income;

               o fixed charges; and

               o amortization of capitalized interest;

less:

               o capitalized interest.

               For purposes of calculating both ratios, fixed charges are the sum of:

               o interest expensed and capitalized;

               o amortized premiums, discounts and capitalized expenses
                 related to indebtedness; and

               o our estimate of the interest within rental expenses.

               Additionally, for purposes of calculating the ratio of earnings to fixed charges and preferred stock dividends, preferred stock dividends are included in the denominator of the ratio on a pre-tax basis.


                        MORGAN STANLEY DEAN WITTER

               Morgan Stanley Dean Witter & Co. is a preeminent global financial services firm that maintains leading market positions in each of its three primary businesses--securities, asset management and credit and transaction services. MSDW combines global strength in investment banking (including the origination of underwritten public offerings and in mergers and acquisitions advice) and institutional sales and trading with strength in providing investment and global asset management products and services and, primarily through its Discover([Registered]) Card brand, quality consumer credit products.

               As of November 30, 1998, MSDW had the second largest financial advisor sales organization in the United States, with 11,238 professional financial advisors and 438 securities branch offices. MSDW also had one of the largest global asset management operations of any full-service securities firm, with total assets under management and supervision of $376 billion. In addition, based on its approximately 38 million general purpose credit card accounts as of November 30, 1998, MSDW was the nation's third largest credit card issuer as measured by number of accounts, with the largest proprietary merchant and cash access network in the United States.

               MSDW, through its subsidiaries, provides a wide range of financial and securities services on a global basis and provides credit and transaction services nationally. Its securities businesses include securities underwriting, distribution and trading; merger, acquisition, restructuring, real estate, project finance and other corporate finance advisory activities; full-service brokerage services; research services; the trading of foreign exchange and commodities, as well as derivatives, on a broad range of asset categories, rates and indices; and securities lending. MSDW's asset management businesses include providing global asset management advice and services to individual and institutional investors through a variety of product lines and brand names, including Morgan Stanley Dean Witter Advisors (formerly known as Dean Witter InterCapital), Van Kampen Investments, Morgan Stanley Dean Witter Investment Management and Miller Anderson & Sherrerd; and principal investment activities. MSDW's credit and transaction services businesses include the issuance of the Discover Card and other proprietary general purpose credit cards, the operation of the Discover/NOVUS([Registered]) Network, a proprietary network of merchant and cash access locations, and direct-marketed activities such as the on-line securities services offered by Discover Brokerage Direct Inc. MSDW's products and services are provided to a large and diversified group of clients and customers including corporations, governments, financial institutions and individuals.

               MSDW conducts its business from its headquarters in New York City, its regional offices and branches throughout the United States, and its principal offices in London, Tokyo, Hong Kong and other financial centers throughout the world. At November 30, 1998, MSDW had 45,712 employees. None of MSDW's employees is covered by a collective bargaining agreement. MSDW is a combination of Dean Witter, Discover & Co. and Morgan Stanley Group Inc. and was formed in a merger of equals that was effected on May 31, 1997. MSDW was originally incorporated under the laws of the State of Delaware in 1981, and its predecessor companies date back to 1924.

               MSDW's principal executive offices are at 1585 Broadway, New York, New York 10036, and its telephone number is (212) 761-4000. Under this heading and "Use of Proceeds" below, the term "MSDW" includes Morgan Stanley Dean Witter & Co. and its consolidated subsidiaries.


                              USE OF PROCEEDS

               MSDW will use the net proceeds from the sale of the securities we offer by this prospectus for general corporate purposes or for any other purposes described in the applicable prospectus supplement. General corporate purposes may include additions to working capital, the redemption of outstanding preferred stock, the repurchase of outstanding common stock and the repayment of indebtedness. MSDW anticipates that it will raise additional funds from time to time through equity or debt financing, including borrowings under revolving credit agreements, to finance its businesses worldwide.


                      DESCRIPTION OF DEBT SECURITIES

Debt May Be Senior or Subordinated

               We may issue senior or subordinated debt securities. The senior debt securities and, in the case of debt securities in bearer form, any coupons to these securities, will constitute part of our senior debt, will be issued under our Senior Debt Indenture, as defined below, and will rank on a parity with all of our other unsecured and unsubordinated debt. The subordinated debt securities and any coupons will constitute part of our subordinated debt, will be issued under our Subordinated Debt Indenture, as defined below, and will be subordinate and junior in right of payment, as set forth in the Subordinated Debt Indenture, to all of our "senior indebtedness," which is defined in our Subordinated Debt Indenture. If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter. We refer to our Senior Debt Indenture and our Subordinated Debt Indenture individually as an "indenture" and collectively as the "indentures."

               We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the applicable indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities.
Where appropriate, we use parentheses to refer you to the particular sections of the applicable indenture. Any reference to particular sections or defined terms of the applicable indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement. The indentures are substantially identical, except for the provisions relating to MSDW's negative pledge, which is included in the Senior Debt Indenture only, and to subordination.

Payments

               We may issue debt securities from time to time in one or more series. The debt securities may be denominated and payable in U.S. dollars or foreign currencies. We may also issue debt securities, from time to time, with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

               Debt securities may bear interest at a fixed rate, which may be zero, or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in Prospectus Supplement

               The prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

               o classification as senior or subordinated debt securities and the specific designation;

               o aggregate principal amount, purchase price and denomination;

               o currency in which the debt securities are denominated and/or in which principal, and premium, if any, and/or interest, if any, is payable;

               o date of maturity;

               o the interest rate or rates or the method by which the
                 calculation agent will determine the interest rate or rates, if any;

               o the interest payment dates, if any;

               o the place or places for payment of the principal of and any premium and/or interest on the debt securities;

               o any repayment, redemption, prepayment or sinking fund
                 provisions, including any redemption notice provisions;

               o whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

               o whether we will issue the debt securities in definitive form and under what terms and conditions;

               o the terms on which holders of the debt securities may convert or exchange these securities into or for stock or other securities of MSDW or other entities, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

               o information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

               o any agents for the debt securities, including trustees,
                 depositories, authenticating or paying agents, transfer agents or registrars.

               o any applicable United States federal income tax consequences, including, but not limited to:

                 o whether and under what circumstances we will pay additional amounts on debt securities held by a person who is not a U.S. person for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

                 o tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes;

                 o tax considerations applicable to any debt securities denominated and payable in foreign currencies; and

               o any other specific terms of the debt securities, including any additional events of default or covenants, and any terms required by or advisable under applicable laws or regulations.

Registration and Transfer of Debt Securities

               Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the applicable indenture.

               Holders may transfer debt securities in bearer form and the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. See "Forms of Securities."

Indentures

               Debt securities that will be senior debt will be issued under an Amended and Restated Senior Indenture dated as of April , 1999 between MSDW and The Chase Manhattan Bank, as trustee. We call that indenture, as further supplemented from time to time, the Senior Debt Indenture. Debt securities that will be subordinated debt will be issued under an Amended and Restated Subordinated Indenture dated as of April , 1999 between MSDW and The First National Bank of Chicago, as trustee. We call that indenture, as further supplemented from time to time, the Subordinated Debt Indenture. We refer to The Chase Manhattan Bank and The First National Bank of Chicago individually as a "trustee" and collectively as the "trustees."

Subordination Provisions

               Holders of subordinated debt securities should recognize that contractual provisions in the Subordinated Debt Indenture may prohibit us from making payments on these securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the Subordinated Debt Indenture, to all of our senior indebtedness. The Subordinated Debt Indenture defines senior indebtedness as obligations of, or guaranteed or assumed by, MSDW for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any of that indebtedness or of those obligations. Nonrecourse obligations, the subordinated debt securities and any other obligations specifically designated as being subordinate in right of payment to senior indebtedness are not senior indebtedness as defined under the Subordinated Debt Indenture. (Subordinated Debt Indenture, Section 1.01)

               The Subordinated Debt Indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, or provision has been made to make these payments in full, no payment of principal of, or any premium or interest on, any subordinated debt securities may be made in the event:

               o of any insolvency or bankruptcy proceedings, or any
                 receivership, liquidation, reorganization or other similar proceedings involving us or a substantial part of our property;

               o that (a) a default has occurred in the payment of principal, any premium, interest or other monetary amounts due and payable on any senior indebtedness or (b) there has occurred any other event of default concerning senior indebtedness, that permits the holder or holders of the senior indebtedness to accelerate the maturity of the senior indebtedness, with notice or passage of time, or both, and that event of default has continued beyond the applicable grace period, if any, and that default or event of default has not been cured or waived or has not ceased to exist; or

               o that the principal of and accrued interest on any
                 subordinated debt securities have been declared due and payable upon an event of default as defined under the Subordinated Debt Indenture and that declaration has not been rescinded and annulled as provided under the Subordinated Debt Indenture. (Subordinated Debt
                 Indenture, Section 13.01)

Covenants Restricting Pledges, Mergers and Other Significant Corporate Actions

               Negative Pledge. Because we are a holding company, our assets consist primarily of the securities of our subsidiaries. The negative pledge provisions of the Senior Debt Indenture limit our ability to pledge some of these securities. The Senior Debt Indenture provides that we will not, and will not permit any subsidiary to create, assume, incur or guarantee any indebtedness for borrowed money that is secured by a pledge, lien or other encumbrance except for liens specifically permitted by the Senior Debt Indenture on:

           (1) the voting securities of Morgan Stanley & Co. Incorporated, Morgan Stanley & Co. International Limited, Dean Witter Reynolds
     Inc., Greenwood Trust Company, or any subsidiary succeeding to any substantial part of the business now conducted by any of those corporations, which we refer to collectively as the "principal subsidiaries," or

           (2) the voting securities of a subsidiary that owns, directly or indirectly, the voting securities of any of the principal subsidiaries, other than directors' qualifying shares,

without making effective provisions so that the debt securities issued under the Senior Debt Indenture will be secured equally and ratably with indebtedness so secured.

               For these purposes, "subsidiary" means any corporation, partnership or other entity of which at the time of determination we own or control directly or indirectly more than 50% of the shares of the voting stock or equivalent interest, and "voting securities" means stock of any class or classes having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees of the relevant subsidiary, other than stock that carries only the conditional right to vote upon the happening of an event, whether or not that event has happened. (Senior Debt Indenture, Section 3.06)

               The Subordinated Debt Indenture does not include negative pledge provisions.

               Merger, Consolidation, Sale, Lease or Conveyance. Each indenture provides that we will not merge or consolidate with any other person and will not sell, lease or convey all or substantially all of our assets to any person, unless:

               o we will be the continuing corporation; or

               o the successor corporation or person that acquires all or substantially all of our assets:

                 o will be a corporation organized under the laws of the United States, a state of the United States or the District of Columbia; and

                 O will expressly assume all of our obligations under the indenture and the debt securities issued under the indenture; and

               o immediately after the merger, consolidation, sale, lease or conveyance, we, that person or that successor corporation will not be in default in the performance of the covenants and conditions of the indenture applicable to us. (Indentures, Section 9.01)

               Absence of Protections against All Potential Actions of MSDW. There are no covenants or other provisions in the indentures that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of MSDW or a highly leveraged transaction. The merger covenant described above would only apply if the recapitalization transaction, change of control or highly leveraged transaction were structured to include a merger or consolidation of MSDW or a sale, lease or conveyance of all or substantially all of our assets. However, we may provide specific protections, such as a put right or increased interest, for particular debt securities, which we would describe in the applicable prospectus supplement.

Events of Default

               The indentures provide holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on the debt securities or other indebtedness, or if we become bankrupt. Holders should review these provisions and understand which of our actions trigger an event of default and which actions do not. Each indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series by series basis.

               An event of default is defined under each indenture, with respect to any series of debt securities issued under that indenture, as being:

               o default in payment of any principal of the debt securities of that series, either at maturity or upon any redemption, by declaration or otherwise;

               o default for 30 days in payment of any interest on any debt securities of that series;

               o default for 60 days after written notice in the observance or performance of any other covenant or agreement in the debt securities of that series or the related indenture, other than a covenant included in that indenture solely for the benefit of a different series of debt securities;

               o events of bankruptcy, insolvency or reorganization;

               o failure to make any payment at maturity, including any
                 applicable grace period, on other indebtedness in an amount in excess of $10,000,000 and continuance of that failure for a period of 30 days after written notice of the failure to us by the applicable trustee, or to us and the applicable trustee by the holders of not less than 25% in principal amount of the outstanding debt securities, treated as one class, issued under the indenture;

               o default with respect to any other indebtedness, which default results in the acceleration of indebtedness in an amount in excess of $10,000,000 without the indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled for a period of 30 days after written notice of the acceleration to us by the applicable trustee, or to us and the applicable trustee by the holders of not less than 25% in principal amount of the outstanding debt securities, treated as one class, issued under the indenture; or

               o any other event of default provided in the supplemental
                 indenture under which that series of debt securities is issued.

               For purposes of the fifth and sixth clauses above, indebtedness means obligations of, or guaranteed or assumed by, MSDW for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, but does not include non-recourse obligations. In addition, if a failure, default or acceleration referred to in the fifth and sixth clauses above ceases or is cured, waived, rescinded or annulled, then the event of default under the applicable indenture caused by that failure, default or acceleration will also be considered cured. (Indentures, Section 5.01)

               Acceleration of Debt Securities Upon an Event of Default. Each indenture provides that:

               o if an event of default due to the default in payment of
                 principal of, or any premium or interest on, any series of debt securities issued under that indenture, or due to the default in the performance or breach of any other covenant or warranty of MSDW applicable to the debt securities of that series but not applicable to all outstanding debt securities issued under that indenture occurs and is continuing, either the trustee or the holders of not less than 25% aggregate in principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to MSDW, may declare the principal of all debt securities of each affected series and interest accrued thereon to be due and payable immediately; and

               o if an event of default due to a default in the performance of any other of the covenants or agreements in that indenture applicable to all outstanding debt securities issued under that indenture or due to specified events of bankruptcy, insolvency or reorganization of MSDW, occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under that indenture, voting as one class, by notice in writing to MSDW, may declare the principal of all those debt securities and interest accrued thereon to be due and payable immediately. (Indentures, Section 5.01)

               Annulment of Acceleration and Waiver of Defaults. In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities, which has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in principal amount of all series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration of or waive past defaults of the debt securities. (Indentures, Sections 5.01 and 5.10)

               Indemnification of Trustee for Actions Taken on Your Behalf. Each indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of debt securities issued under that indenture before proceeding to exercise any right or power at the request of holders. (Indentures, Section 6.02) Subject to these provisions and some other limitations, the holders of a majority in principal amount of each series of outstanding debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. (Indentures, Section 5.09)

               Limitation on Actions by You as an Individual Holder. Each indenture provides that no individual holder of debt securities may institute any action against us under that indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

               o the holder must have previously given written notice to the trustee of the continuing default;

               o the holders of not less than 25% in aggregate principal
                 amount of the outstanding debt securities of each affected series, treated as one class, must have (1) requested the trustee to institute that action and (2) offered the trustee reasonable indemnity;

               o the trustee must have failed to institute that action within
                 60 days after receipt of the request referred to above; and

               o the holders of a majority in principal amount of the
                 outstanding debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above. (Indentures, Sections 5.06 and 5.09)

               Each indenture contains a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists. (Indentures, Section 3.05)

Discharge, Defeasance and Covenant Defeasance

               We have the ability to eliminate most or all of our obligations on any series of debt securities prior to maturity if we comply with the following provisions. (Indentures, Section 10.01)

               Discharge of Indenture. We may discharge all of our obligations, other than as to transfers and exchanges, under the relevant indenture, after we have:

               o paid or caused to be paid the principal and interest on all of the outstanding debt securities in accordance with their terms;

               o delivered to the applicable trustee for cancellation all of the outstanding debt securities; or

               o irrevocably deposited with the applicable trustee cash or
                 U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the Indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for reemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those debt securities, except that the deposit of cash or U.S. government obligations for the benefit of holders of a series of debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the relevant indenture relating only to that series of debt securities.

               Defeasance of a Series of Securities at Any Time. We may also discharge all of our obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as defeasance.

               We may be released with respect to any outstanding series of debt securities from the obligations imposed by Sections 3.06 (in the case of the Senior Debt Indenture) and 9.01, which sections contain the covenants described above limiting liens and consolidations, mergers, asset sales and leases, and elect not to comply with those sections without creating an event of default. Discharge under those procedures is called "covenant defeasance."

               Defeasance or covenant defeasance may be effected only if, among other things:

               o we irrevocably deposit with the relevant trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased;

               o we deliver to the relevant trustee an opinion of counsel to the effect that:

                 o the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance; and

                 o the defeasance or covenant defeasance will not otherwise alter those holders' United States federal income tax treatment of principal and interest payments on the series of debt securities being defeased; in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law; and

               o in the case of the Subordinated Debt Indenture:

                 o no event or condition will exist that, under the provisions described under "--Subordination Provisions" above, would prevent us from making payments of principal or interest on the subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after that deposit date; and

                 o we deliver to the trustee for the Subordinated Debt Indenture an opinion of counsel to the effect that (i) the trust funds will not be subject to any rights of holders of senior indebtedness and (ii) after the 91st day following the deposit, the trust funds will not be subject to any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, except that if a court were to rule under any of those laws in any case or proceeding that the trust funds remained our property, then the relevant trustee and the holders of the subordinated debt securities would be entitled to some enumerated rights as secured creditors in the trust funds. (Subordinated Debt Indenture, Section 10.01)

Modification of the Indentures

               Modification without Consent of Holders. We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under a particular indenture to:

               o secure any debt securities;

               o evidence the assumption by a successor corporation of our obligations;

               o add covenants for the protection of the holders of debt
                 securities;

               o cure any ambiguity or correct any inconsistency;

               o establish the forms or terms of debt securities of any
                 series; or

               o evidence the acceptance of appointment by a successor
                 trustee.  (Indentures, Section 8.01)

               Modification with Consent of Holders. We and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of those debt securities. However, we and the trustee may not make any of the following changes to any outstanding debt security without the consent of each potentially affected holder:

               o extend the final maturity of the principal;

               o reduce the principal amount;

               o reduce the rate or extend the time of payment of interest;

               o reduce any amount payable on redemption;

               o change the currency in which the principal, including any amount of original issue discount, premium, or interest thereon is payable;

               o modify or amend the provisions for conversion of any
                 currency into another currency;

               o reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

               o alter the terms on which holders of the debt securities may convert or exchange debt securities for stock or other securities of MSDW or of other entities or for other property or the cash value of the property, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the debt securities;

               o impair the right to institute suit for the enforcement of any payment on any debt security when due; or

               o reduce the percentage of debt securities the consent of whose owners is required for modification of the indentures.

               Modification of Subordination Provisions. We may not amend the Subordinated Debt Indenture to alter the subordination of any outstanding subordinated debt securities without the written consent of each potentially adversely affected holder of senior indebtedness then outstanding. (Subordinated Debt Indenture, Section 8.06)

Concerning Our Relationship with the Trustees

               We and our subsidiaries maintain ordinary banking relationships and credit facilities with The Chase Manhattan Bank and The First National Bank of Chicago.


                           DESCRIPTION OF UNITS

               Units will consist of one or more debt securities, universal warrants and purchase contracts or any combination of them. The applicable prospectus supplement will also describe:

               o the designation and the terms of the units and of any
                 combination of debt securities, universal warrants and purchase contracts constituting the units, including whether and under what circumstances the debt securities, universal warrants or purchase contracts may be traded separately;

               o any additional terms of the governing Unit Agreement;

               o any additional provisions for the issuance, payment,
                 settlement, transfer or exchange of the units or of the debt securities, universal warrants or purchase contracts constituting the units; and

               o any applicable United States federal income tax consequences.

               The terms and conditions described under "Description of Debt Securities," "Description of Warrants" and "Description of Purchase Contracts" and those described below under "--Significant Provisions of the Unit Agreement" and "--Significant Provisions of the Unit Agreement Without Holder Obligations" will apply to each unit and to any debt security, universal warrant or purchase contract included in each unit, respectively, unless otherwise specified in the applicable prospectus supplement.

               We will issue the units under one or more Unit Agreements, each referred to as a Unit Agreement, to be entered into between us and a bank or trust company, as unit agent. We may issue units in one or more series, which will be described in the applicable prospectus supplement. Units that include purchase contracts that are all pre-paid purchase contracts, as defined below under "Description of Purchase Contracts," will be governed by one or more Unit Agreements designed for units where the holders do not have any further obligations under the purchase contracts, which we refer to as Unit Agreements Without Holder Obligations. We have filed the form of Unit Agreement and Unit Agreement Without Holder Obligations as exhibits to the registration statement. Although we have described below the material provisions of the Unit Agreement, the Unit Agreement Without Holder Obligations and the units, these descriptions are not complete, and you should review the detailed provisions of the Unit Agreement and Unit Agreement Without Holder Obligations for a full description, including the definition of some of the terms used in this prospectus and for other information regarding the units.

Significant Provisions of the Unit Agreement

               Obligations of Unit Holder. Under the terms of the Unit Agreement, each owner of a unit:

               o consents to and agrees to be bound by the terms of the Unit Agreement,

               o appoints the unit agent as its authorized agent to execute, deliver and perform any purchase contract included in the unit in which that owner has an interest, except in the case of pre-paid purchase contracts which require no further performance by the owner, and

               o irrevocably agrees to be a party to and be bound by the terms of any purchase contract, other than a pre-paid purchase contract, included in the unit in which that owner has an interest.

               Assumption of Obligations by Transferee. Upon the registration of transfer of a unit, the transferee will assume the obligations, if any, of the transferor under any purchase contract included in the unit and under any other security constituting that unit, and the transferor will be released from those obligations. Under the Unit Agreement, we consent to the transfer of these obligations to the transferee, to the assumption of these obligations by the transferee and to the release of the transferor, if the transfer is made in accordance with the provisions of the Unit Agreement.

               Remedies. Upon the acceleration of the debt securities constituting any units, our obligations and those of the owners under any purchase contracts constituting a part of the units may also be accelerated upon the request of the owners of not less than 25% of the affected purchase contracts, on behalf of all the owners.

               Limitation on Actions by You as an Individual Holder. No owner of any unit will have any right under the Unit Agreement to institute any action or proceeding at law or in equity or in bankruptcy or otherwise regarding the Unit Agreement, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official, unless the owner will have given written notice to the unit agent and to us of the occurrence and continuance of a default thereunder and:

               o in the case of an event of default under the debt securities or the relevant indenture, unless the procedures, including notice to us and the trustee, described in the indenture have been complied with; and

               o in the case of a failure by MSDW to observe or perform any of its obligations under the Unit Agreement relating to any purchase contracts, other than pre-paid purchase contracts, included in the unit, unless:

                  o owners of not less than 25% of the affected purchase
                    contracts have (a) requested the unit agent to institute that action or proceeding in its own name as unit agent under the Unit Agreement and (b) offered the unit agent reasonable indemnity;

                  o the unit agent has failed to institute that action or
                    proceeding within 60 days of that request by the owners referred to above; and

                  o the owners of a majority of the outstanding affected
                    units have not given directions to the unit agent inconsistent with those of the owners referred to above.

If these conditions have been satisfied, any owner of an affected unit may then, but only then, institute an action or proceeding. Notwithstanding the above, the owner of any unit or purchase contract will have the unconditional right to purchase or sell, as the case may be, purchase contract property under the purchase contract and to institute suit for the enforcement of that right. Purchase contract property is defined under "Description of Purchase Contracts" below.

               Absence of Protections against All Potential Actions of MSDW. There are no covenants or other provisions in the Unit Agreement providing for a put right or increased interest or otherwise that would afford holders of units additional protection in the event of a recapitalization transaction, a change of control of MSDW or a highly leveraged transaction.

               Modification without Consent of Holders. We and the unit agent may amend the Unit Agreement and the terms of the purchase contracts and the purchase contract certificates without the consent of the holders to:

               o cure any ambiguity;

               o correct or supplement any defective or inconsistent
                 provision; or

               o amend the terms in any other manner which we may deem
                 necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

               Modification with Consent of Holders. We and the unit agent, with the consent of the holders of not less than a majority of all series of outstanding units affected, voting as one class, may modify the rights of the holders of the units of each series so affected or the terms of any purchase contracts included in any of those series of units and the terms of the Unit Agreement relating to the purchase contracts of each series so affected. However, we and the unit agent may not make any of the following modifications without the consent of the holder of each outstanding unit affected by the modification:

               o impair the right to institute suit for the enforcement of any purchase contract;

               o materially adversely affect the holders' rights under any purchase contract;

               o reduce the percentage of purchase contracts constituting part of outstanding units the consent of whose owners is required for the modification of the provisions of the Unit Agreement relating to those purchase contracts or for the waiver of any defaults under the Unit Agreement relating to those purchase contracts;

               o materially adversely affect the holders' units or the terms of the Unit Agreement (other than terms related to the first three clauses above); or

               o reduce the percentage of outstanding units the consent of whose owners is required for the modification of the provisions of the Unit Agreement (other than terms related to the first three clauses above).

               Modifications of any debt securities or pre-paid purchase contracts included in units may only be made in accordance with the applicable indenture, as described under "Description of Debt Securities--Modification of the Indentures." Modifications of any universal warrants included in units may only be made in accordance with the terms of the universal warrant agreement as described under "Description of Warrants--Significant Provisions of the Warrant Agreement."

               Merger, Consolidation, Sale, Lease or Conveyance. The Unit Agreement provides that we will not merge or consolidate with any other person and will not sell, lease or convey all or substantially all of our assets to any person unless:

               o we will be the continuing corporation; or

               o the successor corporation or person that acquires all or substantially all of our assets:

                 o will be a corporation organized under the laws of the
                   United States, a state of the United states or the District of Columbia; and

                 o will expressly assume all of our obligations under the
                   Unit Agreement; and

               o immediately after the merger, consolidation, sale, lease or conveyance, we, that person or that successor corporaiton will not be in default in the performance of the covenants and conditions of the Unit Agreement applicable to us.

               Replacement of Unit Certificates or Purchase Contract Certificates. We will replace any mutilated certificate evidencing a definitive unit or purchase contract at the expense of the holder upon surrender of that certificate to the unit agent. We will replace certificates that have been destroyed, lost or stolen at the expense of the holder upon delivery to us and the unit agent of evidence satisfactory to us and the unit agent of the destruction, loss or theft of the certificates. In the case of a destroyed, lost or stolen certificate, an indemnity satisfactory to the unit agent and to us may be required at the expense of the holder of the units or purchase contracts evidenced by that certificate before a replacement will be issued.

               The Unit Agreement provides that, notwithstanding the foregoing, no replacement certificate need be delivered:

               o during the period beginning 15 days before the day of mailing of a notice of redemption or of any other exercise of any right held by MSDW with respect to the unit or any security constituting the unit evidenced by the mutilated, destroyed, lost or stolen certificate and ending on the day of the giving of that notice;

               o if the mutilated, destroyed, lost or stolen certificate
                 evidences any security selected or called for redemption or other exercise of a right held by MSDW; or

               o at any time on or after the date of settlement or redemption for any purchase contract included in the unit, or at any time on or after the last exercise date for any universal warrant included in the unit, evidenced by the mutilated, destroyed, lost or stolen certificate, except with respect to any units that remain or will remain outstanding following the date of settlement or redemption or the last exercise date.

               Unit Agreement Not Qualified under Trust Indenture Act. The Unit Agreement will not be qualified as an indenture under, and the unit agent will not be required to qualify as a trustee under, the Trust Indenture Act. Accordingly, the holders of units and purchase contracts, other than pre-paid purchase contracts, will not have the benefits of the protections of the Trust Indenture Act. However, any debt securities or pre-paid purchase contracts issued as part of a unit will be issued under an indenture qualified under the Trust Indenture Act, and the trustee under that indenture will be qualified as a trustee under the Trust Indenture Act.

               Title. We, the unit agent, the trustee, the warrant agent and any of their agents will treat the registered owner of any unit as its owner, notwithstanding any notice to the contrary, for all purposes.

               New York Law to Govern. The Unit Agreement, the units and the purchase contracts constituting part of the units will be governed by, and construed in accordance with, the laws of the State of New York.

Significant Provisions of the Unit Agreement Without Holder Obligations

               Remedies. The unit agent will act solely as our agent in connection with the units governed by the Unit Agreement Without Holder Obligations and will not assume any obligation or relationship of agency or trust for or with any holders of units or interests in those units. Any holder of units or interests in those units may, without the consent of the unit agent or any other holder or beneficial owner of units, enforce by appropriate legal action, on its own behalf, its rights under the Unit Agreement Without Holder Obligations. However, the holders of units or interests in those units may only enforce their rights under the purchase contracts and any debt securities or under any universal warrants issued as parts of those units in accordance with the terms of the applicable indenture and the warrant agreement.

               Modification. We and the unit agent may amend the Unit Agreement Without Holder Obligations without the consent of the holders to:

               o cure any ambiguity;

               o cure, correct or supplement any defective or inconsistent provision in the agreement; or

               o amend the terms in any other manner which we may deem
                 necessary or desirable and which will not adversely affect the interest of the affected holders of units in any material respect.

               We and the unit agent, with the consent of the holders of not less than a majority of units at the time outstanding, may modify or amend the rights of the affected holders of the affected units and the terms of the Unit Agreement Without Holder Obligations. However, we and the unit agent may not, without the consent of each affected holder of units, make any modifications or amendments that would:

               o materially and adversely affect the exercise rights of the affected holders, or

               o reduce the percentage of outstanding units the consent of whose owners is required to consent to a modification or amendment of the Unit Agreement Without Holder
                 Obligations.

               Pre-paid purchase contracts and any debt securities issued as part of units governed by the Unit Agreement Without Holder Obligations may be modified only in accordance with the applicable indenture, as described above under "Description of Debt Securities--Modification of the Indentures." Any universal warrants issued as part of units may be modified only in accordance with the terms of the warrant agreement as described in "Description of Warrants--Significant Provisions of the Warrant Agreement."

               Merger, Consolidation, Sale, Lease or Conveyance. The Unit Agreement Without Holder Obligations provides that we will not merge or consolidate with any other person and will not sell, lease or convey all or substantially all of our assets to any person unless:

               o we will be the continuing corporation; or

               o the successor corporation or person that acquires all or substantially all of our assets:

                 o will be a corporation organized under the laws of the
                   United States, a state of the United states or the District of Columbia; and

                 o will expressly assume all of our obligations under the
                   Unit Agreement Without Holder Obligations; and

               o immediately after the merger, consolidation, sale, lease or conveyance, we, that person or that successor corporaiton will not be in default in the performance of the covenants and conditions of the Unit Agreement Without Holder Obligations applicable to us.

               Replacement of Unit Certificates or Pre-Paid Purchase Contract Certificates. We will replace any mutilated certificate evidencing a definitive unit or pre-paid purchase contract at the expense of the holder upon surrender of that certificate to the unit agent. We will replace certificates that have been destroyed, lost or stolen at the expense of the holder upon delivery to us and the unit agent of evidence satisfactory to us and the unit agent of the destruction, loss or theft of the certificates. In the case of a destroyed, lost or stolen certificate, an indemnity satisfactory to the unit agent and to us may be required at the expense of the holder of the units or prepaid purchase contracts evidenced by that certificate before a replacement will be issued.

               Title. We, the unit agent, the trustee, the warrant agent and any of their agents will treat the registered owner of any unit as its owner, notwithstanding any notice to the contrary, for all purposes.

               New York Law to Govern. The Unit Agreement Without Holder Obligations, the units and the pre-paid purchase contracts constituting part of the units will be governed by, and construed in accordance with, the laws of the State of New York.


                          DESCRIPTION OF WARRANTS

Offered Warrants

               We may issue warrants that are debt warrants or universal warrants. We may offer warrants separately or together with one or more additional warrants, purchase contracts or debt securities or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants' expiration date. Universal warrants issued in the United States may not be so separated prior to the 91st day after the issuance of the unit, unless otherwise specified in the applicable prospectus supplement.

               Debt Warrants. We may issue, together with debt securities or separately, warrants for the purchase of debt securities on terms to be determined at the time of sale. We refer to this type of warrant as a debt warrant.

               Universal Warrants. We may also issue warrants to purchase or sell, on terms to be determined at the time of sale:

               o securities of ours or of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above;

               o currencies; or

               o commodities.

               We refer to the property in the above clauses as "warrant property." We refer to this type of warrant as a "universal warrant." We may satisfy our obligations, if any, with respect to any universal warrants by delivering the warrant property or, in the case of warrants to purchase or sell securities or commodities, the cash value of the securities or commodities, as described in the applicable prospectus supplement.

Further Information in Prospectus Supplement

               General Terms of Warrants. The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

               o the specific designation and aggregate number of, and the price at which we will issue, the warrants;

               o the currency with which the warrants may be purchased;

               o the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

               o whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any debt security or purchase contract included in that unit;

               o any applicable United States federal income tax consequences;

               o the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, determination, or other agents;

               o the proposed listing, if any, of the warrants or any
                 securities purchasable upon exercise of the warrants on any securities exchange;

               o whether the warrants are to be sold separately or with other securities as part of units; and

               o any other terms of the warrants.

               Additional Terms of Debt Warrants. The prospectus supplement will contain, where applicable, the following terms of and other information relating to any debt warrants:

               o the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the debt warrants;

               o if applicable, the designation and terms of the debt
                 with which the debt warrants are issued and the number of the ts issued with each of the debt securities;

               o if applicable, the date on and after which the debt warrants and the related debt securities will be separately transferable; and

               o the principal amount of debt securities purchasable upon exercise of each debt warrant, the price at which and the currency in which the debt securities may be purchased and the method of exercise.

               Additional Terms of Universal Warrants. The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to any universal warrants:

               o whether the universal warrants are put warrants or call
                 warrants and whether you or we will be entitled to exercise the warrants;

               o the specific warrant property, and the amount or the method for determining the amount of the warrant property, purchasable or saleable upon exercise of each universal warrant;

               o the price at which and the currency with which the underlying securities, currencies or commodities may be purchased or sold upon the exercise of each universal warrant, or the method of determining that price;

               o whether the exercise price may be paid in cash, by the
                 exchange of any other security offered with the universal warrants or both and the method of exercising the universal warrants; and

               o whether the exercise of the universal warrants is to be
                 settled in cash or by delivery of the underlying securities, commodities, or both.

Significant Provisions of the Warrant Agreements

               We will issue the warrants under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent, in one or more series, which will be described in the prospectus supplement for the warrants. The forms of warrant agreements are filed as exhibits to the registration statement. The following summaries of significant provisions of the warrant agreement and the warrants are not intended to be comprehensive and holders of warrants should review the detailed provisions of the relevant warrant agreement for a full description and for other information regarding the warrants.

               Modifications without Consent of Warrantholders. We and the warrant agent may amend the terms of the warrants and the warrant certificates without the consent of the holders to:

               o cure any ambiguity,

               o cure, correct or supplement any defective or inconsistent provision, or

               o amend the terms in any other manner which we may deem
                 necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

               Modifications with Consent of Warrantholders. We and the warrant agent, with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected, may modify or amend the warrant agreement. However, we and the warrant agent may not make any of the following modifications or amendments without the consent of each affected warrantholder:

               o change the exercise price of the warrants;

               o reduce the amount receivable upon exercise, cancellation or expiration of the warrants other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the warrants;

               o shorten the period of time during which the warrants may be exercised;

               o materially and adversely affect the rights of the owners of the warrants; or

               o reduce the percentage of outstanding warrants the consent of whose owners is required for the modification of the applicable warrant agreement.

               Merger, Consolidation, Sale or Other Disposition. If at any time there will be a merger or consolidation of MSDW or a transfer of substantially all of our assets, the successor corporation will succeed to and assume all of our obligations under each warrant agreement and the warrant certificates. We will then be relieved of any further obligation under each of those warrant agreements and the warrants issued under those warrant agreements. See "Description of Debt Securities--Covenants Restricting Pledges, Mergers and other Significant Corporate Actions."

               Enforceability of Rights of Warrantholders. The warrant agents will act solely as our agents in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. Any holder of warrant certificates and any beneficial owner of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise the warrants evidenced by the warrant certificates in the manner provided for in that series of warrants or pursuant to the applicable warrant agreement. No holder of any warrant certificate or beneficial owner of any warrants will be entitled to any of the rights of a holder of the debt securities or any other warrant property purchasable upon exercise of the warrants, including, without limitation, the right to receive the payments on those debt securities or other warrant property or to enforce any of the covenants or rights in the relevant indenture or any other similar agreement.

               Registration and Transfer of Warrants. Subject to the terms of the applicable warrant agreement, warrants in registered, definitive form may be presented for exchange and for registration of transfer, at the corporate trust office of the warrant agent for that series of warrants, or at any other office indicated in the prospectus supplement relating to that series of warrants, without service charge. However, the holder will be required to pay any taxes and other governmental charges as described in the warrant agreement. The transfer or exchange will be effected only if the warrant agent for the series of warrants is satisfied with the documents of title and identity of the person making the request.

               New York Law to Govern. The warrants and each warrant agreement will be governed by, and construed in accordance with, the laws of the State of New York.


                     DESCRIPTION OF PURCHASE CONTRACTS

               We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more debt securities or universal warrants, for the purchase or sale of:

               o securities of ours or of an entity not affiliated with MSDW, a basket of those securities, an index or indices of those securities or any combination of the above;

               o currencies; or

               o commodities.

We refer to this property in the above clauses as "purchase contract property."

               Each purchase contract will obligate the holder to purchase or sell, and obligate MSDW to sell or purchase, on specified dates, the purchase contract property at a specified price or prices, all as described in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell the purchase contract property and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

Pre-paid Purchase Contracts

               Purchase contracts may require holders to satisfy their obligations under the purchase contracts at the time they are issued. We refer to these purchase contracts as "pre-paid purchase contracts." MSDW's obligation to settle pre-paid purchase contracts on the relevant settlement date will constitute senior indebtedness or subordinated indebtedness of MSDW. Accordingly, pre-paid purchase contracts will be issued under the Senior Debt Indenture or the Subordinated Debt Indenture, as specified in the applicable prospectus supplement.

Purchase Contracts Issued as Part of Units

               Purchase contracts issued as part of a unit will be governed by the terms and provisions of a Unit Agreement or, in the case of pre-paid purchase contracts issued as part of a unit that contains no other purchase contracts, a Unit Agreement Without Holder Obligations. See "Description of Units--Significant Provisions of the Unit Agreement" and "--Significant Provisions of the Unit Agreement Without Holder Obligations." The applicable prospectus supplement will specify the following:

               o whether the purchase contract obligates the holder to
                 purchase or sell the purchase contract property;

               o whether a purchase contract issued as part of a unit may be separated from the other securities constituting part of that unit prior to the purchase contract's settlement date, except that purchase contracts issued in the United States may not be so separated prior to the 91st day after the issuance of a unit;

               o the methods by which the holders may purchase or sell the purchase contract property;

               o any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract; and

               o whether the purchase contracts will be issued in fully
                 registered or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a purchase contract included in a unit will correspond to the form of the unit and of any debt security or universal warrant included in that unit.

               Settlement of Purchase Contracts. Where purchase contracts issued together with debt securities as part of a unit require the holders to buy purchase contract property, the unit agent may apply principal payments from the debt securities in satisfaction of the holders' obligations under the related purchase contract as specified in the prospectus supplement. The unit agent will not so apply the principal payments if the holder has delivered cash to meet its obligations under the purchase contract. To settle the purchase contract and receive the purchase contract property, the holder must present and surrender the unit certificates at the office of the unit agent. If a holder settles its obligations under a purchase contract that is part of a unit in cash rather than by delivering the debt security that is part of the unit, that debt security will remain outstanding if the maturity extends beyond the relevant settlement date and, as more fully described in the applicable prospectus supplement, the holder will receive that debt security or an interest in the relevant global debt security.

               Pledge by Purchase Contract Holders to Secure Performance. To secure the obligations of the purchase contract holders contained in the Unit Agreement and in the purchase contracts, the holders, acting through the unit agent, as their attorney-in-fact, will grant, sell, convey, assign, transfer and pledge the items in the following sentence, which we refer to as the "pledge," to The Chase Manhattan Bank, in its capacity as collateral agent, for our benefit. The pledge is a security interest in and to, and a lien upon and right of set-off against, all of the holders' right, title and interest in and to:

               o any debt securities that are part of units that include the purchase contracts, or other property as may be specified in the applicable prospectus supplement, which we refer to as the "pledged items";

               o all additions to and substitutions for the pledged items as may be permissible, if so specified in the applicable prospectus supplement;

               o all income, proceeds and collections received or to be
                 received, or derived or to be derived, at any time from or in connection with the pledged items described in the two clauses above; and

               o all powers and rights owned or thereafter acquired under or with respect to the pledged items.

               The pledge constitutes collateral security for the performance when due by each holder of its obligations under the Unit Agreement and the applicable purchase contract. The collateral agent will forward all payments from the pledged items to us, unless the payments have been released from the pledge in accordance with the Unit Agreement. We will use the payments received from the pledged items to satisfy the obligations of the holder of the Unit under the related purchase contract.

               Property Held in Trust by Unit Agent. If a holder fails to settle in cash its obligations under a purchase contract that is part of a unit and fails to present and surrender its unit certificate to the unit agent when required, that holder will not receive the purchase contract property. Instead, the unit agent will hold that holder's purchase contract property, together with any distributions, as the registered owner in trust for the benefit of the holder until the holder presents and surrenders the certificate or provides satisfactory evidence that the certificate has been destroyed, lost or stolen. The unit agent or MSDW may require an indemnity from the holder for liabilities related to any destroyed, lost or stolen certificate. If the holder does not present the unit certificate, or provide the necessary evidence of destruction or loss and indemnity, on or before the second anniversary of the settlement date of the related purchase contract, the unit agent will pay to us the amounts it received in trust for that holder. Thereafter, the holder may recover those amounts only from us and not the unit agent. The unit agent will have no obligation to invest or to pay interest on any amounts it holds in trust pending distribution.


                       DESCRIPTION OF CAPITAL STOCK

               As of the date of this prospectus, MSDW's authorized capital stock consists of 1,750,000,000 shares of common stock, par value $0.01 per share, and 30,000,000 shares of preferred stock, par value $0.01 per share.

               The rights of holders of preferred stock offered by this prospectus will be subject to, and may be adversely affected by, issuances of preferred stock in the future. Under some circumstances, alone or in combination with other provisions of our certificate of incorporation, described under "--Additional Provisions of MSDW's Certificate of Incorporation and By-laws" below, our issuances of preferred stock may discourage or make more difficult an acquisition of MSDW that the Board of Directors deems undesirable.

               The Board of Directors of MSDW has the power, without further action by the stockholders, unless action is required by applicable laws or regulations or by the terms of outstanding preferred stock, to issue preferred stock in one or more series and to fix the voting rights, designations, preferences and other terms applicable to the preferred stock to be issued. The Board of Directors may issue preferred stock to obtain additional financing, in connection with acquisitions, to officers, directors or employees of MSDW and its subsidiaries in accordance with benefit plans or otherwise and for other proper corporate purposes.

Outstanding Capital Stock

               Outstanding Common Stock. As of February 28, 1999, there were approximately 570,589,670 shares of our common stock outstanding.

               Outstanding Preferred Stock. On February 28, 1999, MSDW also had outstanding the following series of preferred stock:

               o approximately 3,559,639 shares of ESOP Convertible Preferred
                 Stock, with a liquidation value of $35.875 per share, which we refer to as the ESOP Preferred Stock, issued in connection with MSDW's Employee Stock Ownership Plan;

               o 1,000,000 shares of 7 3/4% Cumulative Preferred Stock,
                 with a stated value of $200.00 per share, which we refer to as the 7 3/4% Preferred Stock; and

               o 1,725,000 shares of Series A Fixed/Adjustable Rate Cumulative
                 Preferred Stock, with a stated value of $200.00 per share, which we refer to as the Series A Fixed/Adjustable Rate Preferred Stock.

               We refer to the 7 3/4% Preferred Stock and the Series A Fixed/Adjustable Rate Preferred Stock as the Existing Cumulative Preferred Stock.

               Cumulative Preferred Stock Issuable under the Capital Units.
In addition, we and our wholly-owned subsidiary Morgan Stanley Finance plc have outstanding Capital Units. Each Capital Unit consists of a subordinated debenture issued by Morgan Stanley Finance plc, which we guaranteed on a subordinated basis, and a related purchase contract we issued that requires the holder to purchase one depositary share representing ownership of a fraction or multiple of a share of our preferred stock. The Capital Units may result in the issuance at any time of up to:

               o 720,900 shares of our 9.00% Cumulative Preferred Stock, with a stated value of $200.00 per share, which we refer to as the 9.00% Preferred Stock;

               o 996,776 shares of our 8.40% Cumulative Preferred Stock, with a stated value of $200.00 per share, which we refer to as the 8.40% Preferred Stock;

               o 847,500 shares of our 8.20% Cumulative Preferred Stock, with a stated value of $200.00 per share, which we refer to as the 8.20% Preferred Stock; and

               o 670,000 shares of our 8.03% Cumulative Preferred Stock, with a stated value of $200.00 per share, which we refer to as the 8.03% Preferred Stock.

               We refer to the 9.00% Preferred Stock, the 8.40% Preferred Stock, the 8.20% Preferred Stock and the 8.03% Preferred Stock collectively as the Capital Units Cumulative Preferred Stock.

               Series A Junior Participating Preferred Stock Issuable under Rights Plan. In addition, we have authorized for issuance up to 450,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, which may be issued upon the exercise of rights issued to the holders of our common stock under our Rights Plan. See "--The Rights Plan."

               The preceding summary and the following summary of the terms of the offered preferred stock do not purport to be complete and are qualified by our certificate of incorporation and by the Certificates of Designation of Preferences and Rights for each of the ESOP Preferred Stock, each series of Existing Cumulative Preferred Stock, each series of Capital Units Cumulative Preferred Stock and the Series A Junior Participating Preferred Stock.

Offered Preferred Stock

               Our Board of Directors has authorized the issuance in series of additional shares of preferred stock and has authorized a committee of the Board of Directors to establish and designate series and to fix the number of shares and the relative rights, preferences and limitations of the respective series of the preferred stock offered by this prospectus and the applicable prospectus supplement. The shares of offered preferred stock, when issued and sold, will be fully paid and nonassessable.

               Terms Specified in Prospectus Supplement. The following description sets forth some general terms and provisions of the offered preferred stock. The number of shares and all of the relative rights, preferences and limitations of the respective series of offered preferred stock that the Board of Directors or the committee establishes will be described in the applicable prospectus supplement. The terms of particular series of offered preferred stock may differ, among other things, in:

               o designation;

               o number of shares that constitute the series;

               o dividend rate, or the method of calculating the dividend rate;

               o dividend periods, or the method of calculating the dividend periods;

               o redemption provisions, including whether or not, on what terms and at what prices the shares will be subject to redemption at our option;

               o voting rights;

               o preferences and rights upon liquidation or winding-up;

               o whether or not and on what terms the shares will be
                 convertible into or exchangeable for shares of any other class, series or security of MSDW or any other corporation or any other property;

               o whether depositary shares representing the offered preferred stock will be offered and, if so, the fraction or multiple of a share that each depositary share will represent; and

               o the other rights and privileges and any qualifications,
                 limitations or restrictions of those rights or privileges.

               We have summarized below the material provisions of a certificate of designation authorizing the issuance of any series of offered preferred stock. These summaries are not complete and each investor should refer to the form of certificate of designation which has been filed as an exhibit to the registration statement and to our certificate of incorporation for a complete description of the terms and definitions. The Board of Directors or a duly authorized committee of the Board of Directors will adopt the resolutions to be included in the certificate of designation prior to the issuance of a series of offered preferred stock, and the certificate of designation will be filed with the Secretary of State of the State of Delaware as soon thereafter as reasonably practicable.

               Rank. Each series of offered preferred stock will rank, with respect to voting powers, preferences or relative, participating, optional and other special rights, including with respect to the payment of dividends and the distribution of assets, whether upon liquidation or otherwise:

               o junior to any series of capital stock of MSDW expressly
                 stated to be senior to that series of offered preferred stock,

               o senior to the common stock of MSDW and any class of capital stock of MSDW expressly stated to be junior to that series of offered preferred stock; and

               o on a parity with each other series of offered preferred stock and all other classes of capital stock of MSDW.

The offered preferred stock will rank, as to payment of dividends and amounts payable on liquidation, on a parity with the ESOP Preferred Stock, each series of the Existing Cumulative Preferred Stock and, if issued, the Capital Units Cumulative Preferred Stock.

               Dividends. If described in the applicable prospectus supplement, we will pay cumulative cash dividends to the holders of offered preferred stock, when and as declared by the Board of Directors or the committee out of funds legally available for payment. The prospectus supplement will detail the annual rate of dividends or the method or formula for determining or calculating them, and the payment dates and payment periods for dividends. The Board of Directors or the committee will fix a record date for the payment of dividends not more than 60 or less than 10 days preceding the dividend payment date. We will pay dividends on the offered preferred stock to the holders of record on that record date. Dividends will be cumulative from the date of original issue of the series. A series of offered preferred stock will be junior as to payment of dividends to any series of preferred stock that may be issued in the future that is expressly stated to be senior as to payment of dividends to that series. If at any time we have failed to pay accrued dividends on any of those senior shares when payable, we may not pay any dividend on that series of offered preferred stock or redeem or otherwise repurchase any shares of that series until we have paid or set aside for payment the full amount of the accumulated but unpaid dividends on the senior shares.

               We will not declare, pay or set aside for payment any dividends on any preferred stock ranking on a parity as to payment of dividends with the offered preferred stock unless we declare, pay or set aside for payment, dividends on all the outstanding shares of offered preferred stock for all dividend payment periods ending on or before the dividend payment date for any parity stock. We must declare, pay or set aside for payment any amounts on the offered preferred stock ratably in proportion to the respective amounts of dividends (1) accumulated and unpaid or payable on that parity stock, on the one hand, and (2) accumulated and unpaid or payable through the dividend payment period or periods of the offered preferred stock next preceding the dividend payment date, on the other hand.

               Except as described above, unless we have paid the full cumulative dividends on the outstanding shares of offered preferred stock, we may not take any of the following actions with respect to our common stock or any other preferred stock of MSDW ranking junior or on parity with the offered preferred stock as to dividend payments:

               o declare, pay or set aside for payment any dividends, other than dividends payable in our common stock,

               o make other distributions,

               o redeem, purchase or otherwise acquire our common stock or junior preferred stock for any consideration, or

               o make any payment to or available for a sinking fund for
                 the redemption of our common stock or junior preferred stock.

Preferred stock on a parity with offered preferred stock currently includes the ESOP Preferred Stock and the Existing Cumulative Preferred Stock and, if issued, would include the Capital Units Cumulative Preferred Stock.

               The provisions of the immediately preceding paragraph will not apply to any monies we deposit in any sinking fund with respect to any preferred stock in compliance with the provisions of the sinking fund. We may apply monies so deposited to the purchase or redemption of the preferred stock in accordance with the terms of the sinking fund, regardless of whether at the time of application we have paid or declared and set aside for payment full cumulative dividends upon shares of the offered preferred stock outstanding on the last dividend payment date for any series of offered preferred stock. The provisions of the immediately preceding paragraph also do not restrict the ability of a holder of any junior or parity preferred stock or common stock to convert those securities into or exchange those securities for MSDW capital stock ranking junior to the offered preferred stock as to dividend payments.

               We will compute the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period on the basis of a 360-day year of twelve 30-day months, unless otherwise indicated in the prospectus supplement. Accrued but unpaid dividends will not bear interest.

               Redemption. The prospectus supplement will indicate whether, and on what terms, shares of any series of offered preferred stock will be subject to mandatory redemption or sinking fund provision. The prospectus supplement will also indicate whether, and on what terms, including the date on or after which redemption may occur, we may redeem shares of a series of the offered preferred stock. We will effect any optional redemption upon not less than 30 days' notice at a redemption price of not less than the stated value per share of the applicable series of offered preferred stock plus accrued and accumulated but unpaid dividends to but excluding the date fixed for redemption. If we have not paid full cumulative dividends on all outstanding shares of offered preferred stock we may not redeem any shares of offered preferred stock in part and we may not purchase or acquire any shares of offered preferred stock, otherwise than by a purchase or exchange offer made on the same terms to all holders of the offered preferred stock. If fewer than all the outstanding shares of a series of offered preferred stock are to be redeemed, we will select those to be redeemed by lot or a substantially equivalent method.

               Liquidation Rights. In the event of any liquidation, dissolution or winding up of MSDW, the holders of shares of offered preferred stock will be entitled to receive, out of the assets of MSDW available for distribution to stockholders, liquidating distributions in an amount equal to the stated value per share of offered preferred stock, as described in the applicable prospectus supplement, plus accrued and accumulated but unpaid dividends to the date of final distribution, before any distribution is made to holders of

               o any other shares of preferred stock ranking junior to the offered preferred stock as to rights upon liquidation, dissolution or winding up or

               o our common stock.

However, holders of the shares of offered preferred stock will not be entitled to receive the liquidation price of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any other shares of MSDW's capital stock ranking senior as to rights upon
liquidation, dissolution or winding up.   Neither a consolidation or merger of
MSDW with or into another corporation nor a merger of another corporation with or into MSDW nor a sale or transfer of all or part of MSDW's assets for cash or securities will be considered a liquidation, dissolution or winding up of MSDW.

               If upon any liquidation, dissolution or winding up of MSDW, we have not paid the amounts payable with respect to the offered preferred stock and any other preferred stock ranking on parity with the offered preferred stock as to rights upon liquidation, dissolution or winding up, the holders of the offered preferred stock and of that other preferred stock will share ratably in any distribution in proportion to the full respective preferential amounts to which they are entitled. After we have paid the full amount of the liquidating distribution to which they are entitled, the holders of the offered preferred stock will not be entitled to any further participation in any distribution of assets by MSDW.

               Voting Rights. Unless otherwise determined by our Board of Directors and indicated in the prospectus supplement, holders of the offered preferred stock will not have any voting rights except as described below or as otherwise from time to time required by law. Whenever dividends on any shares of offered preferred stock or any other class or series of stock ranking on a parity with the offered preferred stock with respect to the payment of dividends are in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, the holders of shares of offered preferred stock, voting separately as a class with all other series of preferred stock, including the Existing Cumulative Preferred Stock, having similar voting rights that are exercisable, will be entitled to vote for the election of two of the authorized number of directors of MSDW at the next annual meeting of stockholders and at each subsequent meeting until we have paid or set apart for payment all dividends accumulated on the offered preferred stock. The term of office of all directors elected by the holders of preferred stock will terminate immediately upon the termination of the right of the holders of preferred stock to vote for directors. Each holder of shares of the offered preferred stock will have one vote for each share of offered preferred stock held.

               So long as any shares of the offered preferred stock remain outstanding, we will not, without the consent of the holders of at least two-thirds of the shares of offered preferred stock outstanding at the time

               o issue or increase the authorized amount of any class or
                 series of stock ranking prior to the outstanding offered preferred stock as to dividends or upon liquidation or

               o amend, alter or repeal the provisions of our certificate of incorporation or of the resolutions contained in the certificate of designation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any power, preference or special right of the outstanding offered preferred stock or their holders.

Holders of the offered preferred stock will vote separately as a class with all other series of preferred stock, including the Existing Cumulative Preferred Stock and any issued Capital Units Cumulative Preferred Stock, having similar voting rights have been conferred that are exercisable. For purposes of the preceding sentence, any increase in the amount of the authorized common stock or authorized preferred stock or the creation and issuance of other series of common stock or preferred stock ranking on a parity with or junior to the offered preferred stock as to dividends and upon liquidation will not be considered to materially and adversely affect those powers, preferences or special rights.

               Agents and Registrar for Offered Preferred Stock. The transfer agent, dividend disbursing agent and registrar for each series of offered preferred stock will be The Bank of New York.

Depositary Shares

               We may, at our option, elect to offer fractional shares or some multiple of shares of offered preferred stock, rather than individual shares of offered preferred stock. If we choose to do so, we will issue depositary receipts for depositary shares, each of which will represent a fraction or a multiple of a share of a particular series of offered preferred stock as described below.

               The following statements concerning depositary shares, depositary receipts, and the deposit agreement are not intended to be comprehensive and are qualified in their entirety by reference to the forms of these documents, which we have filed as exhibits to the registration statement. Each investor should refer to the detailed provisions of those documents, as we have explained under the heading "Where You Can Find More Information" in the Summary.

               The shares of any series of offered preferred stock represented by depositary shares will be deposited under a deposit agreement among MSDW, The Bank of New York, as depositary, which we refer to as the Preferred Stock Depositary, and the holders from time to time of depositary receipts issued under the agreement. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the fraction or multiple of a share of offered preferred stock represented by that depositary share, to all the rights and preferences of the offered preferred stock represented by that depositary share, including dividend, voting and liquidation rights.

               The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of the related series of offered preferred stock. Immediately following the issuance of shares of a series of offered preferred stock, we will deposit those shares with the Preferred Stock Depositary, which will then issue and deliver the depositary receipts to the purchasers. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

               Dividends and Other Distributions. The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received on the related series of offered preferred stock to the record holders of depositary shares relating to those series in proportion to the number of the depositary shares those holders own.

               If we make a distribution other than in cash, the Preferred Stock Depositary will distribute the property it receives to the record holders of depositary shares in proportion to the number of depositary shares those holders own, unless the Preferred Stock Depositary determines that the distribution cannot be made proportionately among those holders or that it is not feasible to make the distribution. In that event, the Preferred Stock Depositary may, with our approval, sell the property and distribute the net proceeds to the holders in proportion to the number of depositary shares they own.

               The amount distributed to holders of depositary shares will be reduced by any amounts required to be withheld by MSDW or the Preferred Stock Depositary on account of taxes or other governmental charges.

               Withdrawal of Stock. Upon surrender of the depositary receipts at the corporate trust office of the Preferred Stock Depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement and compliance with any other requirement of the deposit agreement, the holder of the depositary shares evidenced by those depositary receipts is entitled to delivery of the number of whole shares of the related series of offered preferred stock and any money or other property, if any, represented by those shares. Holders of depositary shares will be entitled to receive whole shares of the related series of offered preferred stock, but holders of whole shares of offered preferred stock will not thereafter be entitled to deposit their shares of offered preferred stock with the Preferred Stock Depositary or to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number representing whole shares of the related series of offered preferred stock to be withdrawn, the Preferred Stock Depositary will deliver to the holder, or upon his or her order, at the same time a new depositary receipt evidencing the excess number of depositary shares.

               Voting the Offered Preferred Stock. Upon receiving notice of any meeting at which the holders of any series of the offered preferred stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in the notice to the record holders of the depositary shares relating to that series of offered preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the related series of offered preferred stock, may instruct the Preferred Stock Depositary how to exercise his or her voting rights. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of the offered preferred stock represented by those depositary shares in accordance with those instructions, if the Preferred Stock Depositary receives the instructions sufficiently in advance of the meeting, and we will agree to take all reasonable action that may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting any shares of the offered preferred stock if it does not receive specific instructions from the holder of the depositary shares representing them.

               Redemption of Depositary Shares. Depositary shares will be redeemed from any proceeds received by the Preferred Stock Depositary resulting from the redemption, in whole or in part, of the series of the offered preferred stock represented by those depositary shares. The redemption price per depositary share will equal the applicable fraction or multiple of the redemption price per share payable with respect to the series of the offered preferred stock. If we redeem shares of a series of offered preferred stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of depositary shares representing the shares of offered preferred stock that we redeem. If less than all the depositary shares will be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the Preferred Stock Depositary.

               After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable upon the redemption and any other property to which the holders were entitled upon the redemption upon surrender to the Preferred Stock Depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the Preferred Stock Depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date the funds are deposited.

               Amendment and Termination of the Deposit Agreement. We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless it has been approved by the holders of at least a majority of the depositary shares then outstanding, and no amendment may impair the right of any holder of any depositary shares, described above under "--Withdrawal of Stock," to receive shares of the related series of offered preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. We may terminate the deposit agreement at any time with at least 60 days' prior written notice to the Preferred Stock Depositary. Within 30 days of that date, the Preferred Stock Depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of the related series of offered preferred stock as are represented by the depositary shares. The deposit agreement will automatically terminate after there has been a final distribution on the related series of offered preferred stock in connection with any liquidation, dissolution or winding up of MSDW and that distribution has been made to the holders of depositary shares.

               Charges of Preferred Stock Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Preferred Stock Depositary, including charges in connection with the initial deposit of the related series of offered preferred stock, the initial issuance of the depositary shares and all withdrawals of shares of the related series of offered preferred stock. However, holders of depositary shares will pay other transfer and other taxes and governmental charges and the other charges expressly provided in the deposit agreement to be for their accounts.

               Limitation on Liability of Company and Preferred Stock Depositary. Neither the Preferred Stock Depositary nor MSDW will be liable if it is prevented or delayed by law or any circumstance beyond its control from performing its obligations under the deposit agreement. The obligations of MSDW and the Preferred Stock Depositary under the deposit agreement will be limited to performance with best judgment and in good faith of their duties thereunder, except that they will be liable for willful misconduct in the performance of their duties thereunder, and they will not be obligated to appear in, prosecute or defend any legal proceeding related to any depositary receipts, depositary shares or series of offered preferred stock unless satisfactory indemnity is furnished.

               Corporate Trust Office of Preferred Stock Depositary. The Preferred Stock Depositary's corporate trust office is currently located at 101 Barclay Street, New York, New York 10286. The Preferred Stock Depositary will act as transfer agent and registrar for depositary receipts and if shares of a series of offered preferred stock are redeemable, the Preferred Stock Depositary will act as redemption agent for the corresponding depositary receipts.

               Resignation and Removal of Preferred Stock Depositary. The Preferred Stock Depositary may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the Preferred Stock Depositary. Any resignation or removal will take effect upon the appointment of a successor Preferred Stock Depositary. A successor must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and a combined capital and surplus of at least $50,000,000.

               Reports to Holders. We will deliver all required reports and communications to holders of the offered preferred stock to the Preferred Stock Depositary, and it will forward those reports and communications to the holders of depositary shares.

Existing Common Stock

               Each holder of our common stock has one vote per share on all matters voted on generally by the stockholders, including the election of directors. Except as otherwise required by law or as provided with respect to any series of preferred stock, including the ESOP Preferred Stock, the holders of our common stock, together with the holders of ESOP Preferred Stock, will possess all voting power. The Board of Directors is divided into three classes of directors with the term of one class expiring at each annual meeting of stockholders. Because our certificate of incorporation does not provide for cumulative voting rights, the holders of a plurality of the voting power of the then outstanding shares of capital stock entitled to be voted generally in the election of directors, which we refer to as the "voting stock," represented at a meeting will be able to elect all the directors standing for election at the meeting. As of February 9, 1999, some of the current and former senior officers of MSDW and its subsidiaries beneficially owned in the aggregate 71,303,320 shares of MSDW common stock subject to voting restrictions contained in various voting agreements. As of that date, those shares constituted approximately 12.15% of the votes that are entitled to be cast at the 1999 annual meeting of our stockholders.

               The holders of our common stock are entitled to share equally in dividends as may be declared by the Board of Directors out of funds legally available therefor, but only after payment of dividends required to be paid on outstanding shares of offered preferred stock, ESOP Preferred Stock, Existing Cumulative Preferred Stock and any other class or series of stock having preference over the common stock as to dividends, including, if issued, the Capital Units Cumulative Preferred Stock.

               Upon voluntary or involuntary liquidation, dissolution or winding up of MSDW, the holders of the common stock will share pro rata in the assets remaining after payments to creditors and holders of any offered preferred stock, ESOP Preferred Stock, Existing Cumulative Preferred Stock and any other class or series of stock having preference over the common stock upon liquidation, dissolution or winding up that may be then outstanding, including, if issued, the Capital Units Cumulative Preferred Stock. There are no preemptive or other subscription rights, conversion rights or redemption or sinking fund provisions with respect to shares of our common stock.

               All of the outstanding shares of our common stock are fully paid and nonassessable.

               The transfer agent and registrar for the common stock is Morgan Stanley Dean Witter Trust FSB.

Existing ESOP Convertible Preferred Stock

               The ESOP Preferred Stock is senior to our common stock and ranks on a parity with the offered preferred stock, the Existing Cumulative Preferred Stock and any issued Capital Units Cumulative Preferred Stock as to the payment of dividends and upon liquidation. The holders of shares of the ESOP Preferred Stock are entitled to receive, when declared out of legally available funds, cash dividends in the amount of $2.78 per share each year, payable either annually or semiannually, at the election of the Board of Directors. Holders of ESOP Preferred Stock are entitled to receive $35.875 per share, which we refer to as the "ESOP Preferred Stock liquidation price," upon dissolution or liquidation of MSDW.

               So long as any shares of ESOP Preferred Stock are outstanding, we will not declare or pay, or set aside for payment dividends, on any preferred stock ranking on a parity as to payment of dividends with the ESOP Preferred Stock unless we also declare or pay, or set aside for payment, dividends on the outstanding shares of ESOP Preferred Stock for all dividend payment periods ending on or before the dividend payment date of any parity stock. We must declare, pay or set aside for payment any amounts on the ESOP Preferred Stock ratably in proportion to the respective amounts of dividends
(1) accumulated and unpaid or payable on that parity stock, on the one hand, and (2) accumulated and unpaid or payable through the dividend payment period or periods of the ESOP Preferred Stock next preceding the dividend payment date, on the other hand.

               Holders of ESOP Preferred Stock can vote on all matters submitted to a vote of the holders of shares of our common stock, voting together with the holders of shares of common stock as one class. Each share of ESOP Preferred Stock has a number of votes equal to 1.35 times the number of shares of common stock into which that share of ESOP Preferred Stock could be converted on the record date for a vote. Shares of ESOP Preferred Stock are allocated to each participant in the ESOP on December 31 in each year.

               Each share of ESOP Preferred Stock is convertible into shares of common stock by the trustee of the ESOP at any time prior to the date fixed for redemption of the ESOP Preferred Stock at a conversion rate of one share of ESOP Preferred Stock to 3.3 shares of common stock, which rate is subject to adjustment.

               We have the option to redeem the ESOP Preferred Stock at the ESOP Preferred Stock liquidation price plus accrued dividends at any time after September 19, 2000 and prior to that date under some circumstances at specified prices. We may pay the redemption price of the ESOP Preferred Stock in cash, in shares of common stock or a combination of the two. The restrictions on voting and disposition contained in the voting agreements, described in the first paragraph under "--Existing Common Stock" above, do not apply to the ESOP Preferred Stock or the shares of common stock issued upon conversion of the ESOP Preferred Stock.

Existing Cumulative Preferred Stock and Capital Units Cumulative Preferred
Stock

               Unless otherwise indicated, the terms and provisions described below relate to each of the 7 3/4% Preferred Stock, the Series A Fixed/Adjustable Rate Preferred Stock and the Capital Units Cumulative Preferred Stock. Other than as described below, the terms of the 7 3/4% Preferred Stock, the Series A Fixed/Adjustable Rate Preferred Stock and, if issued, the Capital Units Cumulative Preferred Stock are identical, and the discussion below relating to the Existing Cumulative Preferred Stock also applies to the Capital Units Cumulative Preferred Stock.

               Rank. Each series of the Existing Cumulative Preferred Stock and, if issued, the Capital Units Cumulative Preferred Stock ranks on a parity with each other, with the offered preferred stock and with the ESOP Preferred Stock, and ranks prior to the common stock as to payment of dividends and amounts payable on liquidation. The shares of Existing Cumulative Preferred Stock are fully paid and nonassessable, are not convertible into common stock of MSDW and have no preemptive rights.

               Dividends. Holders of the corresponding shares of Existing Cumulative Preferred Stock, except for the Series A Fixed/Adjustable Rate Preferred Stock, are entitled to receive, when and as declared by the Board of Directors out of legally available funds, cumulative cash dividends payable quarterly at the rate of:

               o 7 3/4% per year (for the 7 3/4% Preferred Stock),

               o 9.00% per year (if the 9.00% Preferred Stock is issued),

               o 8.40% per year (if the 8.40% Preferred Stock is issued),

               o 8.20% per year (if the 8.20% Preferred Stock is issued), and

               o 8.03% per year (if the 8.03% Preferred Stock is issued).

               Holders of the shares of Series A Fixed/Adjustable Rate Preferred Stock are entitled to receive, when and as declared by the Board of Directors out of legally available funds, cumulative cash dividends payable quarterly at a rate of 5.91% per annum through November 30, 2001 and thereafter at a rate of .37% plus the highest of the Treasury Bill Rate, the Ten-Year Constant Maturity Rate and the Thirty-Year Constant Maturity Rate, each as defined in the applicable certificate of designation. However, the dividends payable on the Series A Fixed/Adjustable Rate Preferred Stock will not be less than 6.41% nor greater than 12.41% per year.

               The amount of dividends payable on the 7 3/4% Preferred
Stock and the Series A Fixed/Adjustable Rate Preferred Stock will be adjusted in the event of specified amendments to the Internal Revenue Code of 1986 relating to the "dividends received deduction."

               The Existing Cumulative Preferred Stock will be junior as to dividends to any preferred stock that may be issued in the future that is expressly senior as to dividends to the Existing Cumulative Preferred Stock. If at any time we have failed to pay accrued dividends on any of those senior shares at the time they are payable, we may not pay any dividend on the Existing Cumulative Preferred Stock or redeem or otherwise repurchase any shares of Existing Cumulative Preferred Stock until we have paid in full, or set aside dividends for payment, the accumulated but unpaid dividends on those senior shares.

               We will not declare or pay or set aside for payment dividends on any preferred stock ranking on a parity as to payment of dividends with the Existing Cumulative Preferred Stock unless we also declare or pay or set aside for payment dividends on the outstanding shares of Existing Cumulative Preferred Stock for all dividend payment periods ending on or before the dividend payment date of any parity stock. We must declare, pay or set aside for payment any amounts on the Existing Cumulative Preferred Stock ratably in proportion to the respective amounts of dividends (1) accumulated and unpaid or payable on that parity stock, on the one hand, and (2) accumulated and unpaid or payable through the dividend payment period or periods of each series of the Existing Cumulative Preferred Stock next preceding the dividend payment date, on the other hand.

               Except as described above, unless we have paid the full cumulative dividends on the outstanding shares of Existing Cumulative Preferred Stock, we may not with respect to our common stock or any other preferred stock of MSDW ranking junior to or on a parity with the Existing Cumulative Preferred Stock as to dividend payments:

               o declare, pay or set aside for payment any dividends, other than dividends payable in our common stock,

               o make other distributions,

               o redeem, purchase or otherwise acquire our common stock or junior preferred stock for any consideration, or

               o make any payment to or available for a sinking fund for
                 redemption of our common stock or junior preferred stock.

               The provisions of the immediately preceding paragraph do not apply to any monies we deposit in any sinking fund with respect to any preferred stock in compliance with the provisions of that sinking fund. We may apply monies so deposited to the purchase or redemption of the preferred stock in accordance with the terms of the sinking fund, regardless of whether at the time of application we have paid or declared or set aside for payment full cumulative dividends upon shares of any series of Existing Cumulative Preferred Stock. The provisions of the immediately preceding paragraph also do not restrict the ability of the holder of any junior or parity preferred stock or common stock to convert their securities into or exchange those securities for MSDW capital stock ranking junior to the Existing Cumulative Preferred Stock as to dividend payments.

               Redemption. The Existing Cumulative Preferred Stock is not and will not be subject to any mandatory redemption or sinking fund provision and is redeemable as follows:

               o the 7 3/4% Preferred Stock is not redeemable prior to
                 August 30, 2001, except that under some circumstances it may be redeemed prior to that date at specified prices;

               o the Series A Fixed/Adjustable Rate Preferred Stock is not
                 redeemable prior to November 30, 2001, except that under some circumstances it may be redeemed prior to that date at specified prices;

               o if issued, the 9.00% Preferred Stock will not be redeemable prior to February 28, 2000;

               o if issued, the 8.40% Preferred Stock will not be redeemable prior to August 30, 2000;

               o if issued, the 8.20% Preferred Stock will not be redeemable prior to November 30, 2000; and

               o if issued, the 8.03% Preferred Stock will not be redeemable prior to February 28, 2007, except that under some circumstances it may be redeemed prior to that date at specified prices.

On or after these dates, the applicable series of Existing Cumulative Preferred Stock will be redeemable at our option, in whole or in part, upon not less than 30 days' notice, in each case at a redemption price equal to $200.00 per share (except that the 8.03% Preferred Stock is redeemable at specified prices during specified periods following the indicated date) plus accrued and accumulated but unpaid dividends to but excluding the date fixed for redemption.

               Liquidation Rights. In the event of any liquidation, dissolution or winding up of MSDW, the holders of shares of Existing Cumulative Preferred Stock and will be entitled to receive liquidating distributions in the amount of $200.00 per share plus accrued and accumulated but unpaid dividends to the date of final distribution before any distribution is made to holders of

               o any other shares of preferred stock ranking junior to the
                 Existing Cumulative Preferred Stock, as to rights upon liquidation, dissolution or winding up, and

               o common stock.

However, the holders of the shares of Existing Cumulative Preferred Stock will not be entitled to receive the liquidation price of these shares until the liquidation preference of any other shares of MSDW's capital stock ranking senior as to rights upon liquidation, dissolution or winding up will have been paid in full or a sum set aside therefor sufficient to provide for payment in full.

               If upon any liquidation, dissolution or winding up of MSDW, the amounts payable with respect to the Existing Cumulative Preferred Stock and any other preferred stock ranking on parity as to rights upon liquidation, dissolution or winding up are not paid in full, the holders of the Existing Cumulative Preferred Stock and of that other preferred stock will share ratably in any distribution in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Existing Cumulative Preferred Stock will not be entitled to any further participation in any distribution of assets by MSDW.

               Voting Rights. Holders of Existing Cumulative Preferred Stock do not have any voting rights except as described below or as otherwise from time to time required by law. Whenever dividends on any series of Existing Cumulative Preferred Stock or any other class or series of stock ranking on a parity with that series of Existing Cumulative Preferred Stock with respect to the payment of dividends are in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, the holders of shares of Existing Cumulative Preferred Stock, voting separately as a class with all other series of preferred stock having similar voting rights that are exercisable, will be entitled to vote for the election of two of the authorized number of directors of MSDW at the next annual meeting of stockholders and at each subsequent meeting until we have paid or set apart for payment all dividends accumulated on the Existing Cumulative Preferred Stock.

               The term of office of all directors elected by the holders of preferred stock will terminate immediately upon the termination of the right of the holders of preferred stock to vote for directors. Each holder of shares of Existing Cumulative Preferred Stock will have one vote for each share of Existing Cumulative Preferred Stock held.

               So long as any shares of Existing Cumulative Preferred Stock remain outstanding, we will not, without the consent of the holders of at least two-thirds of the shares of Existing Cumulative Preferred Stock outstanding at the time, voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable

               o issue or increase the authorized amount of any class or
                 series of stock ranking prior to the Existing Cumulative Preferred Stock as to dividends or upon liquidation or

               o amend, alter or repeal the provisions of our certificate of incorporation or of the resolutions contained in the certificate of designation relating to that series of Existing Cumulative Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any power, preference or special right of that series of Existing Cumulative Preferred Stock or of its holders.

For purposes of the preceding sentence any increase in the authorized amount of common stock or preferred stock or the creation and issuance of other series of common stock or preferred stock ranking on a parity with or junior to the Existing Cumulative Preferred Stock as to dividends and upon liquidation will not be deemed to materially and adversely affect those powers, preferences or special rights.

               Transfer Agent for Existing Cumulative Preferred Stock. The transfer agent and registrar for each series of Existing Cumulative Preferred Stock is The Bank of New York.

Additional Provisions of MSDW's Certificate of Incorporation and By-laws

               Size of the Board of Directors, Removal of Directors and Filling Vacancies on the Board of Directors. Our Board of Directors currently consists of 15 directors but it is expected to be reduced to 13 directors at the time of our annual meeting of stockholders on April 9, 1999. The Board of Directors is divided into three classes. At each annual meeting of stockholders, a class of directors is elected for a term expiring at the third succeeding annual meeting of stockholders after its election, to succeed that class of directors whose term then expires.
Under our amended and restated by-laws, a majority vote of the Board of Directors may increase or decrease the number of directors, except that a three-quarters vote of the Board of Directors will be required to change the number of directors to an odd number. However, the bylaws provide that the Board shall consist of not less than three nor more than fifteen members. Our certificate of incorporation also provides that directors may be removed only for cause and with the approval of the holders of at least 80% of the voting power of the voting stock, voting together as a single class. Any vacancy on the Board of Directors or newly created directorship will be filled by a majority vote of the remaining directors then in office though less than a quorum, and those newly elected directors will serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

               Limitations on Actions by Stockholders; Calling Special Meetings of Stockholders. Our certificate of incorporation provides that, subject to the rights of holders of any series of preferred stock or any other series of capital stock set forth in the certificate of incorporation, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting. Our by-laws provide that special meetings of the stockholders may be called at any time only by the Secretary of MSDW at the direction of and pursuant to a resolution of the Board of Directors.

               Amendment of Governing Documents. Our certificate of incorporation provides that, generally, it can be amended in accordance with the provisions of the laws of the State of Delaware. Under Section 242 of the Delaware General Corporation Law, the Board of Directors may propose, and the stockholders may adopt by a majority vote of the voting stock, an amendment to our certificate of incorporation. However, our certificate of incorporation also provides that the approval of 80% of the voting power of the voting stock, voting together as a single class, is required in order to amend, repeal or adopt any provision inconsistent with the provisions in the certificate of incorporation relating to amendment of the by-laws, actions of stockholders and the Board of Directors and to change the provisions establishing this 80% vote requirement.

               Our certificate of incorporation provides that our by-laws may be altered, amended or repealed or new provisions may be adopted by a majority of the Board of Directors or with the approval of at least 80% of the voting power of the voting stock of MSDW, voting together as a single class. Furthermore, the by-laws provide that they may be altered, amended or repealed or new provisions may be adopted by a majority of the Board of Directors or with the approval of at least 80% of the voting power of the voting stock of MSDW. However, a three-quarters vote of the Board of Directors is required for the Board of Directors to amend, alter, repeal or adopt new by-laws in conflict with the provisions of the by-laws relating to the removal of or any modification of the roles, duties or authority of the Chairman or President of MSDW as of May 31, 1997. In addition, until December 31, 2000, a three-quarters vote of the Board of Directors is required for the Board of Directors to amend, alter, repeal or adopt new by-laws in conflict with provisions of the by-laws relating to actions requiring a supermajority vote of the Board of Directors, actions by the Board of Directors designating one or more directors to fill any vacancies on the Board of Directors or on a committee and this supermajority amendment provision of the by-laws.

               Limitation of Directors' Liability. Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of the Delaware General Corporation Law or obtained an improper personal benefit. Under our certificate of incorporation, a director of MSDW will not be liable to MSDW or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent the exemption from liability or limitation of liability is not permitted under the Delaware General Corporation Law as in effect or as that law may be amended.

The Rights Plan

               Under a rights agreement, which we refer to as the Rights Plan, dated as of April 25, 1995 and amended as of February 4, 1997, with The Chase Manhattan Bank, as rights agent, holders of shares of our common stock have the right, each referred to as a Right, to purchase from us a unit consisting of one one-thousandth of a share of Series A Junior Participating Preferred Stock at a purchase price of $175 per unit subject to adjustment under the specific circumstances described below. At present, each share of common stock is entitled to one-half of one Right. These rights are sometimes referred to as a poison pill.

               The Rights will become exercisable upon the earlier of

               o 10 days following a public announcement that a person or group of affiliated or associated persons, each referred to as an "acquiring person," has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock, which we refer to as the "stock acquisition date," and

               o 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of our common stock.

After the Rights become exercisable, the Rights, other than rights held by an acquiring person, will entitle the holders to purchase, under some circumstances, either our common stock or common stock of the potential acquirer at a substantially reduced price. We are generally entitled to redeem the Rights at a price of $0.01 per Right at any time until ten days following the stock acquisition date. The holder of a Right will have no rights as a stockholder of MSDW, including, without limitation, the right to vote or to receive dividends, until the Right is exercised. Unless earlier redeemed, the Rights will expire at the close of business on April 21, 2005.

               The foregoing description of the Rights is qualified in its entirety by reference to the description of the Rights Plan contained in MSDW's Registration Statement on Form 8-A dated April 26, 1995, as amended by a Form 8-A/A dated May 4, 1995 and as further amended by a Current Report on Form 8-K dated February 14, 1997.

                            FORMS OF SECURITIES

               Each debt security, warrant, purchase contract and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either (1) in registered form, where our obligation runs to the holder of the security named on the face of the security or (2) subject to the limitations explained below under "--Limitations on Issuance of Bearer Securities and Bearer Debt Warrants," in bearer form, where our obligation runs to the bearer of the security. Definitive securities name you or your nominee as the owner of the security (other than definitive bearer securities, which name the bearer as owner), and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants, purchase contracts or units represented by these global securities (other than global bearer securities, which name the bearer as owner). The depositary maintains a computerized system that will reflect each investor's beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

               Registered Global Securities. We may issue the registered debt securities, warrants, purchase contracts and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

               If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

               Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

               So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, purchase contract or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, purchase contract or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, purchase contract or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, purchase contract or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

               Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, purchase contracts or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of MSDW, the trustees, the warrant agents, the unit agents or any other agent of MSDW, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

               We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

               If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary's instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

               Bearer Global Securities. The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear System and Cedelbank or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

Limitations on Issuance of Bearer Securities and Bearer Debt Warrants

               In compliance with United States federal income tax laws and regulations, bearer securities, including bearer securities in global form, and bearer debt warrants will not be offered, sold, resold or delivered, directly or indirectly, in the United States or its possessions or to United States persons, as defined below, except as otherwise permitted by United States Treasury Regulations Section 1.163-5(c)(2)(i)(D). Any underwriters, agents or dealers participating in the offerings of bearer securities or bearer debt warrants, directly or indirectly, must agree that:

               o they will not, in connection with the original issuance of any bearer securities or during the restricted period, as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)), which we refer to as the "restricted period", offer, sell, resell or deliver, directly or indirectly, any bearer securities in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury Regulations described above, and

               o they will not, at any time, offer, sell, resell or
                 deliver, directly or indirectly, any bearer debt warrants in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury Regulations described above.

In addition, any underwriters, agents or dealers must have procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling bearer securities or bearer debt warrants are aware of the above restrictions on the offering, sale, resale or delivery of bearer securities or bearer debt warrants.

               Bearer securities, other than temporary global debt securities and bearer securities that satisfy the requirements of United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(3)(iii) and any coupons appertaining thereto will not be delivered in definitive form, and no interest will be paid thereon, unless MSDW has received a signed certificate in writing, or an electronic certificate described in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(3)(ii), stating that on the date of that certificate the bearer security:

               o is owned by a person that is not a United States person;

               o is owned by a United States person that (a) is a foreign branch of a United States financial institution, as defined in applicable United States Treasury Regulations, which we refer to as a "financial institution," purchasing for its own account or for resale, or (b) is acquiring the bearer security through a foreign branch of a United States financial institution and who holds the bearer security through that financial institution through that date, and in either case (a) or (b) above, each of those United States financial institutions agrees, on its own behalf or through its agent, that MSDW may be advised that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986 and the regulations thereunder; or

               o is owned by a United States or foreign financial institution for the purposes of resale during the restricted period and, in addition, if the owner of the bearer security is a United States or foreign financial institution described in this clause, whether or not also described in the first or second clause above, the financial institution certifies that it has not acquired the bearer security for purposes of resale directly or indirectly to a United
                 States person or to a person within the United States or its possessions.

               We will not issue bearer debt warrants in definitive form.

               We will make payments on bearer securities and bearer debt warrants only outside the United States and its possessions except as permitted by the above regulations.

               Bearer securities, other than temporary global securities, and any coupons issued with bearer securities will bear the following legend: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in this legend provide that, with exceptions, a United States person will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on the sale, exchange or redemption of that bearer security or coupon.

               As used in the preceding three paragraphs, the term bearer securities includes bearer securities that are part of units and the term bearer debt warrants includes bearer debt warrants that are part of units. As used herein, "United States person" means a citizen or resident of the United States for United States federal income tax purposes, a corporation or partnership, including an entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, or any state of the United States or the District of Columbia, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. In addition, some trusts treated as United States persons before August 20, 1996 may elect to continue to be so treated to the extent provided in the Treasury Regulations.

Form of Securities Included in Units

               The form of the universal warrant or purchase contract included in a unit will correspond to the form of the unit and of any other security included in that unit.


                           PLAN OF DISTRIBUTION

               We may sell the securities being offered by this prospectus in three ways: (1) through agents, (2) through underwriters and (3) through dealers. Any of these agents, underwriters or dealers in the United States will include Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., and/or Dean Witter Reynolds Inc., which we refer to as DWR, and any of these agents, underwriters, or dealers outside the United States will include Morgan Stanley & Co. International Limited, which we refer to as MSIL, or other affiliates of ours.

               We may designate agents from time to time to solicit offers to purchase these securities. We will name any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, and state any commissions we are to pay to that agent in the applicable prospectus supplement. That agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

               If we use any underwriters to offer and sell these securities, we will enter into an underwriting agreement with those underwriters when we and they determine the offering price of the securities, and we will include the names of the underwriters and the terms of the transaction in the applicable prospectus supplement.

               If we use a dealer to offer and sell these securities, we will sell the securities to the dealer, as principal, and will name the dealer in the applicable prospectus supplement. The dealer may then resell the securities to the public at varying prices to be determined by that dealer at the time of resale.

               Our net proceeds will be the purchase price in the case of sales to a dealer, the public offering price less discount in the case of sales to an underwriter or the purchase price less commission in the case of sales through an agent -- in each case, less other expenses attributable to issuance and distribution.

               In order to facilitate the offering of these securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in these securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of these securities or of any other securities, the underwriters may bid for, and purchase, these securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of these securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

               If so indicated in the applicable prospectus supplement, one or more firms, including MS & Co., MSIL and DWR, which we refer to as "remarketing firms," acting as principals for their own accounts or as agents for us, may offer and sell these securities as part of a remarketing upon their purchase, in accordance with their terms. We will identify any remarketing firm, the terms of its agreement, if any, with us and its compensation in the applicable prospectus supplement.

               Remarketing firms, agents, underwriters and dealers may be entitled under agreements with us to indemnification by us against some civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

               If so indicated in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by some purchasers to purchase debt securities or warrants, purchase contracts or units, as the case may be, from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions described in the prospectus supplement, and the prospectus supplement will state the commission payable for solicitation of these offers.

               Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

               MS & Co., MSIL and DWR are wholly-owned subsidiaries of MSDW. Each initial offering of securities will be conducted in compliance with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc., which is commonly referred to as the NASD, regarding a NASD member firm's distributing the securities of an affiliate. Following the initial distribution of any of these securities, MS & Co., MSIL, DWR and other affiliates of MSDW may offer and sell these securities in the course of their business as broker-dealers, subject, in the case of preferred stock and depositary shares, to obtaining any necessary approval of the New York Stock Exchange, Inc. for any of these offers and sales MS & Co. and DWR may make.
MS & Co., MSIL, DWR and other affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. MS & Co., MSIL, DWR and other affiliates may use this prospectus in connection with these transactions. None of MS & Co., MSIL, DWR or any other affiliate is obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.


                               LEGAL MATTERS

               The validity of these securities will be passed upon for MSDW by Brown & Wood LLP, or other counsel who is satisfactory to MS & Co., MSIL or DWR, as the case may be, and who may be an officer of MSDW. Davis Polk & Wardwell will pass upon some legal matters relating to these securities for the underwriters. Davis Polk & Wardwell has in the past represented MSDW and continues to represent MSDW on a regular basis and in a variety of matters, including in connection with its private equity and leveraged capital activities.


                                  EXPERTS

               The consolidated financial statements and financial statement schedules of MSDW and its subsidiaries, as of fiscal year end 1998 and 1997 and for each of the three years in the period ended fiscal year end 1998 included in and incorporated by reference in MSDW's Annual Report on Form 10-K dated November 30, 1998 have been audited by Deloitte & Touche llp, independent auditors, as stated in their reports thereon and incorporated herein by reference. The financial statements and financial statement schedule of Morgan Stanley Group Inc. for the year ended November 30, 1996 have been audited by Ernst & Young llp, independent auditors, as stated in their report and relied upon by Deloitte & Touche llp in their reports that we incorporate by reference. These consolidated financial statements have been incorporated by reference in reliance upon the respective reports given upon the authority of these firms as experts in accounting and auditing.


          ERISA MATTERS FOR PENSION PLANS AND INSURANCE COMPANIES

               MSDW and some of our affiliates, including MS & Co. and DWR, may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended, which is commonly referred to as ERISA, or a "disqualified person" within the meaning of the Code with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the debt securities, warrants or purchase contracts, or any units including debt securities, warrants or purchase contracts, are acquired by or with the assets of a pension or other employee benefit plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless those debt securities, warrants or purchase contracts, or any units including debt securities, warrants or purchase contracts, are acquired pursuant to an exemption for transactions effected on behalf of one of these plans by a "qualified professional asset manager" or pursuant to any other available exemption. The assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA. In addition, employee benefit plans subject to ERISA, or insurance companies deemed to be investing ERISA plan assets that purchase universal warrants or purchase contracts should consider the possible implications of owning the securities underlying those instruments in the event of settlement by physical delivery. Any insurance company or pension, employee benefit plan, or any person investing the assets of a pension or employee benefit plan, proposing to invest in the debt securities, warrants or purchase contracts, or any units including debt securities, warrants or purchase contracts, should consult with its legal counsel.



                     MORGAN STANLEY DEAN WITTER & CO.



                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14. Other Expenses of Issuance and Distribution

               The following are the expenses of the issuance and distribution of the securities being registered, all of which will be paid by the registrant. Other than the registration fee and the NASD filing fee, all of these expenses are estimated.

  Registration fee............................................... $3,336,000
  NASD filing fee................................................     30,500
  Blue Sky fees and expenses.....................................     15,000
  Rating agency fees.............................................    375,000
  Printing and engraving expenses................................  1,162,500
  Legal fees and expenses........................................    450,000
  Accounting fees and expenses...................................    112,500
  Unit Agents', Warrant Agents', Trustees' and Preferred Stock
        Depositary's fees and expenses (including counsel fees)..    202,500
        Total.................................................... $5,684,000

Item 15. Indemnification of Officers and Directors

               Article VIII of the Amended and Restated Certificate of Incorporation of MSDW ("Certificate of Incorporation") and Section 6.07 of the Amended and Restated By-laws of MSDW ("By-laws"), each as amended to date, provide for the indemnification of MSDW's directors and officers. The Certificate of Incorporation provides that any person who is a director or officer of MSDW shall be indemnified by MSDW to the fullest extent permitted from time to time by applicable law. In addition, the By-laws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of MSDW or a director or elected officer of a corporation a majority of the capital stock (other than directors' qualifying shares) of which is owned directly or indirectly by MSDW (a "Subsidiary") shall be indemnified by MSDW to the fullest extent permitted by applicable law. The right to indemnification under the By-laws includes the right to be paid the expenses incurred in defending a proceeding in advance of its final disposition upon receipt (unless MSDW upon authorization of the Board of Directors waives said requirement to the extent permitted by applicable law) of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by MSDW.

               MSDW's By-laws also provide that MSDW may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification, and rights to be paid by MSDW the expenses incurred in defending any proceeding in advance of its final disposition, to any person who is or was an employee or agent (other than a director or officer) of MSDW or a Subsidiary and to any person who is or was serving at the request of MSDW or a Subsidiary as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise at the request of MSDW or a Subsidiary, to the same extent as the By-laws provide with respect to indemnification of, and advancement of expenses for, directors and officers of MSDW.

               Under the By-laws, MSDW has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, partner, member, employee or agent of MSDW or of its subsidiary, or of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against any expense, liability or loss whether or not MSDW or its subsidiary would have the power to indemnify that person against that expense, liability or loss under the provisions of applicable law.

               MSDW has in effect insurance policies in the amount of $125 million for general officers' and directors' liability insurance and $25 million for fiduciary liability insurance covering all of our directors and officers in some of the instances where by law they may not be indemnified by MSDW.

               The forms of Underwriting Agreements and Distribution Agreements filed as Exhibits 1-a, 1-b, 1-c and 1-d hereto, and incorporated herein by reference, contain some provisions relating to the indemnification of MSDW's directors, officers and controlling persons.

Item 16. Exhibits


 Exhibit
 Number                                  Description
 -------                                 -----------

  1-a      Form of Underwriting Agreements for Debt Securities, Warrants,
             Purchase Contracts and Units (previously filed as an exhibit to MSDW's Registration Statement on Form S-3, Registration
             No. 333-27919, and incorporated herein by reference).

  1-b      Form of Underwriting Agreement for Preferred Stock and Depositary
             Shares (previously filed as an exhibit to MSDW's Registration Statement on Form S-3, Registration No. 333-27919, and incorporated herein by reference).

  1-c *    Form of U.S. Distribution Agreement.

  1-d *    Form of Euro Distribution Agreement.

  4-a      Amended and Restated certificate of incorporation of MSDW
             (previously filed as an exhibit to MSDW's Annual Report on Form 10-K dated November 30, 1998 and incorporated herein by reference).

  4-b      Form of Certificate of Designation of Offered Preferred Stock
             (previously filed as an exhibit to MSDW's Registration Statement on Form S-3, Registration No. 333-27919, and incorporated herein by reference).

  4-c      Form of Certificate of Offered Preferred Stock (previously filed as an exhibit to MSDW's Registration Statement on Form S-3, Registration No. 333-27919, and incorporated herein by reference).

  4-d      Form of Deposit Agreement (including Form of Depositary Receipt)
             (previously filed as an exhibit to MSDW's Registration Statement on Form S-3, Registration No. 333-27919, and incorporated herein by reference).

  4-e *    Amended and Restated Senior Indenture dated as of April  , 1999 between Morgan Stanley Dean Witter & Co. and The Chase Manhattan Bank, Trustee.

  4-f *    Amended and Restated Subordinated Indenture dated as of April  ,
             1999 between Morgan Stanley Dean Witter & Co. and The First National Bank of Chicago, Trustee.

  4-g *    Form of Floating Rate Senior Note.

  4-h *    Form of Fixed Rate Senior Note.

  4-i *    Form of Senior Variable Rate Renewable Note.

  4-j *    Form of Floating Rate Subordinated Note.

  4-k *    Form of Fixed Rate Subordinated Note.

  4-l *    Form of Subordinated Variable Rate Renewable Note.

  4-m *    Form of Temporary Global Floating Rate Senior Bearer Note.

  4-n *    Form of Temporary Global Fixed Rate Senior Bearer Note.

  4-o *    Form of Permanent Global Floating Rate Senior Bearer Note.

  4-p *    Form of Permanent Global Fixed Rate Senior Bearer Note.

  4-q *    Form of Euro Fixed Rate Senior Bearer Note.

  4-r *    Form of Euro Fixed Rate Senior Registered Note.

  4-s *    Form of Floating/Fixed Rate Senior Note.

  4-t *    Form of Senior Dollarized Bull Note.

  4-u *    Form of S&P Indexed (Bull) Note.

  4-v *    Form of S&P Indexed (Bear) Note.

  4-w *    Form of Euro Fixed Rate Subordinated Registered Note.

  4-x *    Form of Fixed Rate Amortizing Senior Note.

  4-y *    Form of Senior Dollarized Yield Curve Note (Bond Basis).

  4-z *    Form of Senior Dollarized Yield Curve Note (Money Market Basis).

 4-aa *    Form of Permanent Global Senior Bull Note.

 4-bb *    Form of Definitive Floating Rate Senior Bearer Note.

 4-cc      Form of Debt Warrant Agreement for Warrants Sold Attached to Debt
             Securities (previously filed as an exhibit to MSDW's
             Registration Statement on Form S-3, Registration No. 333-27919, and incorporated herein by reference).

 4-dd      Form of Debt Warrant Agreement for Warrants Sold Alone (previously filed as an exhibit to MSDW's Registration Statement on Form S-3, Registration No. 333-27919, and incorporated herein by reference).

 4-ee      Form of Warrant Agreement for Universal Warrants (previously filed as an exhibit to MSDW's Registration Statement on Form S-3, Registration No. 333-27919, and incorporated herein by reference).

 4-ff      Form of Unit Agreement (previously filed as an exhibit to MSDW's
             Registration Statement on Form S-3, Registration No. 333-27919, and incorporated herein by reference).

 4-gg      Form of Put Warrant (previously filed as an exhibit to MSDW's
             Registration Statement on Form S-3, Registration No. 333-27919, and incorporated herein by reference).

 4-hh      Form of Call Warrant (previously filed as an exhibit to MSDW's
             Registration Statement on Form S-3, Registration No. 333-27919, and incorporated herein by reference).

 4-ii      Form of Purchase Contract (Issuer Sale)(previously filed as an exhibit to MSDW's Registration Statement on Form S-3, Registration No. 333-27919, and incorporated herein by reference).

 4-jj      Form of Purchase Contract (Issuer Purchase) (previously filed as an exhibit to MSDW's Registration Statement on Form S-3, Registration No. 333-27919, and incorporated herein by reference).

 4-kk      Form of Unit Certificate (previously filed as an exhibit to MSDW's
             Registration Statement on Form S-3, Registration No. 333-27919, and incorporated herein by reference).

 4-ll      Form of Pre-Paid Purchase Contract (previously filed as an exhibit to MSDW's Registration Statement on Form S-3, Registration No. 333-46935, and incorporated herein by reference).

 4-mm      Form of Unit Agreement For Units Without Holder Obligations
              (previously filed as an exhibit to MSDW's Registration Statement on Form S-3, Registration No. 333-46935, and incorporated herein by reference).

    5 *    Opinion of Brown & Wood LLP.

 12-a      Computation of Consolidated Ratio of Earnings to Fixed Charges.

 12-b      Computation of Consolidated Ratio of Earnings to Fixed Charges
             and Preferred Stock Dividends.

 23-a      Consent of Deloitte & Touche LLP.

 23-b      Consent of Ernst & Young LLP

 23-c *    Consent of Brown & Wood LLP (included in Exhibit 5).

   24      Powers of Attorney (included on the signature pages).

 25-a      Statement of Eligibility of The Chase Manhattan Bank, Trustee
             under the Amended and Restated Senior Debt Indenture.

 25-b      Statement of Eligibility of The First National Bank of Chicago,
             Trustee under the Amended and Restated Subordinated Debt
             Indenture.

------------
*  To be filed by amendment.

Item 17. Undertakings

     (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (3)  The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

   provided, however, that paragraphs (3)(a)(i) and (3)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, state of New York, as of this 30th day of March, 1999.


                         MORGAN STANLEY DEAN WITTER & CO.

                         By: /s/ Philip J. Purcell
                             -----------------------------------------
                             Name:  Philip J. Purcell
                             Title: Chairman of the Board and Chief
                                    Executive Officer



                             POWER OF ATTORNEY

               KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Christine A. Edwards, Robert G. Scott , Ronald T. Carman, Ralph L. Pellecchio, Martin M. Cohen and William J. O'Shaughnessy, Jr., and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirement of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated as of this 30th day of March, 1999.

             Signature                                Title
             ---------                                -----

      /s/ Philip J. Purcell                 Chairman of the Board and
-----------------------------------          Chief Executive Officer
         Philip J. Purcell



      /s/ John J. Mack                 President, Chief Operating Officer
-----------------------------------               and Director
         John J. Mack



      /s/ Thomas C. Schneider
-----------------------------------   Executive Vice President and Director
         Thomas C. Schneider



      /s/ Richard B. Fisher           Chairman of the Executive Committee of
-----------------------------------       Board of Directors and Director
         Richard B. Fisher



      /s/ Robert G. Scott                  Executive Vice President and
-----------------------------------           Chief Financial Officer
         Robert G. Scott                   (Principal Financial Officer)



      /s/ Joanne Pace                                Controller
-----------------------------------        (Principal Accounting Officer)
         Joanne Pace



      /s/ Robert P. Bauman
-----------------------------------                   Director
         Robert P. Bauman



      /s/ Edward A. Brennan
-----------------------------------                   Director
         Edward A. Brennan



      /s/ Diana D. Brooks
-----------------------------------                   Director
         Diana D. Brooks



      /s/ Daniel B. Burke
-----------------------------------                   Director
         Daniel B. Burke



      /s/ C. Robert Kidder
-----------------------------------                   Director
         C. Robert Kidder



      /s/ Charles F. Knight
-----------------------------------                   Director
         Charles F. Knight



      /s/ Miles L. Marsh
-----------------------------------                   Director
         Miles L. Marsh



      /s/ Michael A. Miles
-----------------------------------                   Director
         Michael A. Miles



      /s/ Allen E. Murray
-----------------------------------                   Director
         Allen E. Murray



      /s/ Clarence B. Rogers, Jr.
-----------------------------------                   Director
         Clarence B. Rogers, Jr.



      /s/ Laura D'Andrea Tyson
-----------------------------------                   Director
         Laura D'Andrea Tyson




                               EXHIBIT INDEX

 Exhibit
  Number                             Description
 -------                             -----------

   1-c *    Form of U.S. Distribution Agreement.

   1-d *    Form of Euro Distribution Agreement.

   4-e *    Amended and Restated Senior Indenture dated as of April  , 1999 between Morgan Stanley Dean Witter & Co. and The Chase Manhattan Bank, Trustee.

   4-f *    Amended and Restated Subordinated Indenture dated as of
              April , 1999 between Morgan Stanley Dean Witter & Co. and The First National Bank of Chicago, Trustee.

   4-g *    Form of Floating Rate Senior Note.

   4-h *    Form of Fixed Rate Senior Note.

   4-i *    Form of Senior Variable Rate Renewable Note.

   4-j *    Form of Floating Rate Subordinated Note.

   4-k *    Form of Fixed Rate Subordinated Note.

   4-l *    Form of Subordinated Variable Rate Renewable Note.

   4-m *    Form of Temporary Global Floating Rate Senior Bearer Note.

   4-n *    Form of Temporary Global Fixed Rate Senior Bearer Note.

   4-o *    Form of Permanent Global Floating Rate Senior Bearer Note.

   4-p *    Form of Permanent Global Fixed Rate Senior Bearer Note.

   4-q *    Form of Euro Fixed Rate Senior Bearer Note.

   4-r *    Form of Euro Fixed Rate Senior Registered Note.

   4-s *    Form of Floating/Fixed Rate Senior Note.

   4-t *    Form of Senior Dollarized Bull Note.

   4-u *    Form of S&P Indexed (Bull) Note.

   4-v *    Form of S&P Indexed (Bear) Note.

   4-w *    Form of Euro Fixed Rate Subordinated Registered Note.

   4-x *    Form of Fixed Rate Amortizing Senior Note.

   4-y *    Form of Senior Dollarized Yield Curve Note (Bond Basis).

   4-z *    Form of Senior Dollarized Yield Curve Note (Money Market Basis).

  4-aa *    Form of Permanent Global Senior Bull Note.

  4-bb *    Form of Definitive Floating Rate Senior Bearer Note.

     5 *    Opinion of Brown & Wood LLP.

  12-a      Computation of Consolidated Ratio of Earnings to Fixed Charges.

  12-b      Computation of Consolidated Ratio of Earnings to Fixed Charges and
              Preferred Stock Dividends.

  23-a      Consent of Deloitte & Touche LLP.

  23-b      Consent of Ernst & Young LLP.

  23-c *    Consent of Brown & Wood LLP (included in Exhibit 5).

    24      Powers of Attorney (included on the signature pages).

  25-a      Statement of Eligibility of The Chase Manhattan Bank, Trustee
              under the Amended and Restated Senior Debt Indenture.

  25-b      Statement of Eligibility of The First National Bank of Chicago,
              Trustee under the Amended and Restated Subordinated Debt
              Indenture.

-----------
*  To be filed by amendment.